UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.              )

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DOLLAR TREE STORES, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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DOLLAR TREE STORES, INC.

500 Volvo Parkway

Chesapeake, Virginia 23320

NOTICE OF

ANNUAL MEETING OF SHAREHOLDERS

to be held on

Thursday, June 21, 2007

To Our Shareholders:

We will hold the annual meeting of shareholders of Dollar Tree Stores, Inc. at the Princess Anne Country Club, 3800 Pacific Avenue, Virginia Beach, Virginia on Thursday, June 21, 2007 at 10:00 a.m. local time. Shareholders will consider and vote on the following:

•               The election of three directors;

•               A shareholder proposal, if properly presented at the meeting; and

•               Any other business that may properly come before the meeting.

Shareholders of record at the close of business on April 20, 2007 will receive notice of and be allowed to vote at the meeting.

Your vote is important to us. We encourage you to read the attached proxy statement then sign, date and return your proxy card in the enclosed envelope at your earliest convenience. Sending in your proxy card will not prevent you from voting your shares at the meeting, if you desire to do so.

BY ORDER OF THE BOARD OF DIRECTORS

James A. Gorry, III

Corporate Secretary

Chesapeake, Virginia
May 17, 2007

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Dollar Tree’s Board of Directors is soliciting your proxy to vote your shares at the annual meeting of shareholders. This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing these proxy materials on or about May 17, 2007 to all shareholders entitled to vote.  The Dollar Tree 2006 Annual Report, which includes our financial statements, is being sent with this proxy statement.

Date, Time and Place of the Meeting

As shown in the Notice of Annual Meeting, the 2007 annual meeting of shareholders of Dollar Tree Stores, Inc. will be held on Thursday, June 21, 2007, at the Princess Anne Country Club, 3800 Pacific Avenue, Virginia Beach, Virginia at 10:00 a.m. local time.

The principal executive offices of Dollar Tree are located at, and our mailing address is, 500 Volvo Parkway, Chesapeake, Virginia, 23320; telephone:  (757) 321-5000.

Shares Entitled to Vote

Shareholders of record have one vote for each share held at the close of business on April 20, 2007.  At that time, there were 97,506,898 shares of common stock outstanding.  Votes will be tabulated by our transfer agent, National City Bank.

Voting Your Proxy

Whether or not you plan to attend the annual meeting, we urge you to vote.  If you vote by proxy, that is, by signing, dating and returning the enclosed proxy card, or by casting your vote via a toll-free number or the Internet, the individuals named on the card (your “proxies”) will vote your shares in the manner you indicate. If you do not indicate instructions to your proxies, then your shares will be voted as follows:

•               FOR re-electing three members of the Board as Class III directors; and

•               AGAINST the shareholder proposal.

If any other matter is presented, then your proxies will vote in accordance with their best judgment. At this time, the Board of Directors is unaware of any other business to be brought before the meeting. If you send more than one proxy card, then your shares will be voted in accordance with the proxy card bearing the latest date.

You may revoke your proxy by sending in a signed proxy card with a later date, providing subsequent telephone or Internet voting instructions, providing a written notice of revocation to the Corporate Secretary of Dollar Tree Stores, Inc. prior to the annual meeting or attending the annual meeting to cast your vote in person.

Quorum Requirement and Broker Non-Votes

A quorum is necessary for the transaction of business at the annual meeting. A quorum exists when holders of a majority of the total number of issued and outstanding shares of common stock that are entitled to vote at the annual meeting are present in person or by proxy. At the annual meeting, the inspector of election will determine the presence of a quorum and tabulate the results of the voting by shareholders. The inspector will treat valid proxies marked “abstain” or proxies required to be treated as broker “non-votes” as present for purposes of determining whether there is a quorum at the annual meeting. A broker “non-vote” occurs when a broker or nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the broker or nominee does not have discretionary voting power and has not received instructions from the beneficial owner of the shares. Abstentions with respect to any matter will have the same effect as a vote against that proposal.

Householding

In some cases, only one proxy statement is being delivered to multiple shareholders sharing an address unless we have received contrary instructions from one or more of the shareholders. Upon written or oral request, we will deliver a separate copy of the proxy statement to a shareholder at a shared address to which a single copy of the proxy statement was delivered. You can notify our Corporate Secretary at our address on page 1 that you wish to receive a separate copy of the proxy statement in the future, or alternatively, that you wish to receive a single copy of the materials instead of multiple copies. Each shareholder will receive voting instructions relative to their individual holdings, regardless of a shared address.

Costs of the Proxy Solicitations

The cost of soliciting proxies will be borne by us. Proxies may be solicited by officers, directors and regular employees of our company or our affiliates, none of whom will receive any additional compensation for their services. Such solicitations may be made personally, or by mail, facsimile, telephone, telegram or messenger. We will reimburse brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy material and annual reports to the beneficial owners of shares in accordance with the schedule of charges approved by the National Association of Securities Dealers, Inc. We have retained Georgeson Inc. to assist with the solicitation of proxies for a fee not to exceed $20,000, plus reimbursement for out-of-pocket expenses.

ELECTION OF DIRECTORS

Directors and Nominees

Our Board of Directors is divided into three staggered classes for purposes of election.  One class is elected at each annual meeting of shareholders to serve for a three-year term.  Our current by-laws provide for eleven directors.

At the 2007 annual meeting of shareholders, the terms of four Class III directors are expiring. One of the Class III directors, John F. Megrue, is retiring from the Board at the end of his term. The Board has not nominated a replacement for his seat on the Board. The remaining three directors whose terms are expiring are H. Ray Compton, Alan L. Wurtzel, and Bob Sasser. The Board proposes to nominate these three individuals to be elected as Class III directors at the 2007 annual meeting of shareholders.  If so elected, these Class III directors will hold office for a three-year term expiring at the annual meeting of shareholders held in 2010.

All other directors will continue in office following this annual meeting and their terms will expire in either 2008 (Class I) or 2009 (Class II).

The nominees have indicated their willingness to serve as directors. If a nominee becomes unable to stand for re-election, the persons named in the proxy will vote for any substitute nominee proposed by the Board of Directors.

Vote Required

Our directors are elected by a “plurality” vote.  The three nominees at the 2007 Annual Meeting of Shareholders receiving the greatest number of votes cast will be elected. You may vote “for” or “withhold” in the case of each nominee. Shares held by brokers that are not voted in the election of directors will have no effect. In addition, we have adopted a policy of requiring each director-nominee to submit a resignation letter if he or she does not receive a majority of the votes cast. See page 12 for more on this policy.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “FOR” EACH OF THE NOMINEES FOR DIRECTOR.

INFORMATION CONCERNING NOMINEES, DIRECTORS AND EXECUTIVE OFFICERS

Nominees

H. Ray Compton Private investor; corporate director

Mr. Compton, age 64, has been a director since 1986 when he founded Dollar Tree with Mr. Perry and Mr. Brock. Mr. Compton was Executive Vice President from 1998 to 2002 and Chief Financial Officer from 1986 to 1998. He retired in 2004. From 1979 until 1991, he was employed in similar roles with K&K Toys. Prior to 1979, he was associated for 15 years with a manufacturing company in various accounting and management positions.

Class III director	Mr. Compton has been a director of Dollar Tree since 1986.

Bob Sasser President and Chief Executive Officer Dollar Tree Stores, Inc.

Mr. Sasser, age 55, has been Chief Executive Officer since 2004 and President since 2001. He had been Dollar Tree’s Chief Operating Officer from 1999 to 2001. Previously, from 1997 to 1999, he served as Senior Vice President, Merchandise and Marketing of Roses Stores, Inc. From 1994 to 1996, he was Vice President, General Merchandise Manager for Michaels Stores, Inc. Prior to 1994; he held several positions at Roses Stores, Inc., ranging from Store Manager to Vice President, General Merchandise Manager.

Class III director	Mr. Sasser was elected to our Board in 2004.

Alan L. Wurtzel Private investor; corporate director Member of the Audit Committee; Member of the Nominating and Corporate Governance Committee

Mr. Wurtzel, age 73, is Chairman Emeritus of Circuit City Stores, Inc., a large consumer electronics retailing chain. From 1986 to 2001, he served as Chairman or Vice Chairman of the Board of Circuit City. Prior to 1986, he served in several other capacities with Circuit City, including Chief Executive Officer from 1973 to 1986. He serves on the boards of several nonpublic companies, the State Council on Higher Education of Virginia and other not-for-profit entities.

Class III director	Mr. Wurtzel became a Dollar Tree director in 1995.

Continuing Directors

J. Douglas Perry Chairman Emeritus Dollar Tree Stores, Inc.

Mr. Perry, age 59, became Chairman Emeritus of the Board in 2001. He had been Chairman of the Board since 1986 when he founded Dollar Tree with Mr. Brock and Mr. Compton. He also served as Chief Executive Officer from 1986 to 1993. He retired as an employee and officer of the company in 1999. Until 1991, he was an executive officer of K&K Toys, which he, along with Mr. Brock, Mr. Compton and Mr. Perry’s father, built from the company’s original single store to 136 stores.

Class II director	Mr. Perry has served on our Board since 1986.

Thomas A. Saunders, III President, Ivor & Co., LLC Independent Lead Director; Chairman of the Audit Committee; Chairman of the Nominating and Corporate Governance Committee

Mr. Saunders, age 70, is the President of Ivor & Co., LLC, a private investment company. He was a founder of Saunders Karp & Megrue Partners, L.L.C., (“SKM”) which controlled the SK Equity Fund, L.P., once a major investor in Dollar Tree. SKM merged with Apax Partners in 2005. Before founding SKM in 1990, he was a Managing Director of Morgan Stanley & Co. from 1974 to 1989.

Class II director	Mr. Saunders has been a Dollar Tree director since 1993. He also serves on the Board of Hibbett Sporting Goods, Inc.

Eileen R. Scott Private investor; corporate director Chairman of the Compensation Committee

Ms. Scott, age 54, was Chief Executive Officer of Pathmark Stores, Inc. from 2002 until August 2005. Her employment with Pathmark Stores, Inc. began in 1969. During her years there, she served as Executive Vice President of Store Operations, Executive Vice President of Merchandising and Distribution, Senior Vice President of Non-Foods and Pharmacy, and Vice President of Sales and Advertising.

Class II director	Ms. Scott has been a director of Dollar Tree since 2003.

Macon F. Brock, Jr. Chairman Dollar Tree Stores, Inc.

Mr. Brock, age 65, has been Chairman of the Board since 2001 and a director since 1986. He was Chief Executive Officer from 1993 to 2003. From 1986, when he founded Dollar Tree with Mr. Perry and Mr. Compton, until 2001, he was President. Until 1991, he was an officer and director of K&K Toys.

Class I director	Mr. Brock has served on our Board since 1986.

Mary Anne Citrino Senior Managing Director, Corporate Advisory Services The Blackstone Group Member of the Compensation Committee

Ms. Citrino, age 48, is a Senior Managing Director in the Corporate Advisory Services group at The Blackstone Group, a global investment and advisory firm. Previously, Ms. Citrino was employed at Morgan Stanley for over 20 years. During her years there, she served as the Global Head of Consumer Products Investment Banking, Co-Head of Health Care Services Investment Banking, and a Mergers and Acquisitions Analyst.

Class I director	Ms. Citrino was appointed as a director of Dollar Tree in 2005.

Richard G. Lesser Private investor; corporate director Member of the Compensation Committee; Member of the Nominating and Corporate Governance Committee

Mr. Lesser, age 72, was Senior Corporate Adviser of the TJX Companies, Inc. from 2002 until his retirement in January 2005. He was Executive Vice President from 1991 to 2001 and Chief Operating Officer from 1994 to 1999. He was President of its Marmaxx Division (TJ Maxx and Marshalls) from 1995 to 2001. From 1981 to 1993, he held various executive positions within The TJX Companies, Inc.

Class I director	Mr. Lesser has been a Dollar Tree director since 1999. He also serves on the board of The TJX Companies, Inc., and retired from the board of A.C. Moore Arts and Crafts in February 2007.

Thomas E. Whiddon Private Investor; Advisory Director, Berkshire Partners, LLC Member of the Audit Committee

Mr. Whiddon, age 54, is an Advisory Director of Berkshire Partners, LLC (a private equity firm), and served as acting Chief Operating Officer of Waterworks, Inc., a Berkshire portfolio company from January 2006 to June 2006. Previously, he was Executive Vice President of Lowe’s Companies, Inc. from 1996 until his retirement in 2003. During this time, he served as Executive Vice President of Logistics and Technology from 2000 to 2003 and Executive Vice President, Chief Financial Officer from 1996 to 2000. Prior to his tenure at Lowe’s, he held senior financial positions at Zale Corporation and Eckerd Corporation.

Class I director	Mr. Whiddon has been a member of our Board since 2003 and also serves as a director of Sonoco Products Company, Inc. and Carter’s Inc.

Executive Officers
(Other than those listed above)

Kent A. Kleeberger Chief Financial Officer Dollar Tree Stores, Inc.

Mr. Kleeberger, age 55, has been Chief Financial Officer since 2004. From 1998 through 2004, following a 10-year tenure with The Limited, Inc., he served in various capacities at Too, Inc., most recently as Executive Vice President — Chief Financial Officer, and also including Secretary; Treasurer; Chief Operating Officer; Executive Vice President-Chief Financial Officer, Logistics and Systems; and Vice President and Chief Financial Officer. Mr. Kleeberger was a director at Too, Inc., from 1999 to 2004.

Mr. Kleeberger serves on the board of Shoe Carnival, Inc.

Gary M. Philbin Chief Operating Officer Dollar Tree Stores, Inc.

Mr. Philbin, age 50, became Chief Operating Officer in March 2007. He previously served as our Senior Vice President of Stores since December 2001. He joined Dollar Tree from Grand Union, a New Jersey based grocery-store chain, where he held a number of positions including Chief Executive Officer prior to the company’s sale to C&S Wholesale Grocers. Prior to Grand Union, from 1996-1997, Mr. Philbin was the Executive Vice President of Operations and Merchandising for Cub Foods, a division of SuperValu. From 1993 to 1996, Mr. Philbin held the position of Senior Vice President of Merchandising for Walbaum’s, a division of A&P. He also held various positions in Store Operations and Merchandising over his twenty-year career with the Kroger Company, beginning in 1973.

Robert H. Rudman Chief Merchandising Officer Dollar Tree Stores, Inc.

Mr. Rudman, age 56, has been Chief Merchandising Officer since June 2003. Prior to joining Dollar Tree, he served as President/CEO and minority shareholder of Horizon Group USA from 2000. From 1996 to 2000, Mr. Rudman was President/CEO of his own consulting company, VQ International Inc. From 1991 until 1996, Mr. Rudman was Executive Vice President/Chief Merchandise Officer of Michaels Stores. Prior to joining Michaels, Mr. Rudman served in a number of positions in a wide variety of retail formats, gaining the majority of his experience in merchandise and marketing.

Mr. Brock is married to Mr. Perry’s sister. There are no additional family relationships among the directors and executive officers.

HOW NOMINEES TO OUR BOARD ARE SELECTED

Candidates for election to our Board of Directors are nominated by our Nominating and Corporate Governance Committee and ratified by our full Board of Directors for consideration by the shareholders. The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.DollarTree.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.  A copy of the charter is available to all shareholders upon request, addressed to our Corporate Secretary at the address on page 1. All members of the committee are independent under the standards established by the NASDAQ Stock Market.

Our Nominating and Corporate Governance Committee will consider candidates recommended by shareholders. Shareholders may recommend candidates for Nominating and Corporate Governance Committee consideration by submitting such recommendation using the methods described under “Communicating with our Board Members” on page 12. In making recommendations, shareholders should be mindful of the discussion of minimum qualifications set forth in the following paragraph. Although a recommended individual may meet the minimum qualification standards, it does not imply that the Nominating and Corporate Governance Committee necessarily will nominate the person so recommended by a shareholder.

In evaluating candidates for election to the Board, our Nominating and Corporate Governance Committee shall take into account the qualifications of the individual candidate as well as the composition of the Board as a whole.

Among other things, the Committee shall consider:

•                  the candidate’s ability to help the Board create shareholder wealth,

•                  the candidate’s ability to represent the interests of shareholders,

•                  the business judgment, experience and acumen of the candidate,

•                  the need of the Board for directors having certain skills and experience,

•                  other business and professional commitments of the candidate, and

•                  the number of other boards on which the candidate serves, including public and private company boards.

Our Nominating and Corporate Governance Committee identifies nominees in a number of ways. One method is the recommendation of a current member of the Board, who personally knows and has an understanding of the qualifications of a proposed nominee. A second method is an awareness of persons who are successful in business, whether personally known to a member of the Board or not. We may contact such persons from time to time to ask whether they would be willing to serve. If they are willing, then the Nominating and Corporate Governance Committee conducts significant amounts of due diligence to ensure that a nominee possesses the qualifications, qualities and skills outlined above. The Nominating and Corporate Governance Committee also from time to time engages search firms to assist the committee in identifying potential Board nominees, and we pay such firms a fee for conducting such searches. As mentioned above, our Nominating and Corporate Governance Committee will consider recommendations from shareholders on the same basis as other candidates.

Shareholder Nominations for Election of Directors

Shareholders generally can nominate persons to be directors by following the procedures set forth in our bylaws. In short, these procedures require the shareholder to deliver a written notice in a timely manner to our Corporate Secretary at the address on page 1. To be timely, the notice must be sent either by personal delivery or by United States certified mail, postage prepaid, and received no later than 120 days in advance of the anniversary date of the proxy statement for the previous year’s annual meeting. If no annual meeting was held in the previous year, or the date of the applicable annual meeting has been changed by more than 30 days from the date contemplated at the time of the previous year’s proxy statement, notice must be sent not less than 90 days before the date of the applicable annual meeting. The notice must contain the information required by our bylaws about the shareholder proposing the nominee and about the nominee.

Each shareholder’s notice to the Corporate Secretary must include:

•                    the name and address of record of the shareholder who intends to make the nomination;

•                    a representation that the shareholder is a shareholder of record of our company’s capital stock and intends to appear in person or by proxy at such meeting to nominate the person or persons specified in the notice;

•                    the class and number of shares of our capital stock beneficially owned by the shareholder; and

•                    a description of all arrangements or understandings between such shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by such shareholder.

For each person nominated, the notice to the Corporate Secretary must also include:

•                    the name, age, business address and, if known, residence address, of the nominee;

•                    his or her principal occupation or employment;

•                    the class and number of shares of our capital stock beneficially owned by such person;

•                    any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the Securities and Exchange Commission promulgated under the Securities Exchange Act of 1934, as amended; and

•                    the written consent of such person to be named in the proxy statement as a nominee and to serve as a director if elected.

INFORMATION ABOUT THE BOARD OF DIRECTORS

Director Compensation

Director compensation is established by the Board of Directors and periodically reviewed. For 2006, each non-employee director—that is, every director other than Macon Brock and Bob Sasser—received an annual retainer of $80,000. In addition, the Audit Committee chair received $8,000 and Audit Committee members received $4,000; the other committee chairs and committee members received $4,000 and $2,000, respectively. The Board may also authorize additional fees for ad hoc committees, if any. Fees are paid quarterly in advance. Annual option grants to non-employee directors were suspended after 2004, and all outstanding equity awards were vested prior to 2006, so no compensation expense was recognized in our current year financial statements for these awards. We do not offer non-equity incentives or pension plans to non-employee directors.

Under our shareholder-approved 2003 Director Deferred Compensation Plan (DDCP), directors may elect to defer receipt of all or a portion of their board and committee fees to be paid at a future date in either cash or shares of common stock, or to defer all or a portion of their fees into non-statutory stock options. Deferral elections must be made by December 31 for the deferral of fees in the next calendar year and must state the amount or portion of fees to be deferred; whether and to what extent fees are to be deferred in cash or shares or paid in the form of options; in the case of deferral into cash or shares, whether the pay out shall be in installments or lump sum; and the date on which such pay out will commence. In the case of deferrals into options, the number of options to be credited is calculated by dividing the deferred fees by 33% of the closing price on the first day of each calendar quarter, which is the date of grant. The options bear an exercise price equal to the closing price on the date of grant and are immediately exercisable. Deferrals into cash or stock are recorded in unfunded and unsecured book-entry accounts. Deferred shares to be credited are calculated by dividing the deferred fees by the closing price on the first day of each calendar quarter. If cash dividends are declared, deferred share accounts are credited with a corresponding number of deferred shares, based on the market price on the dividend date. In the case of deferrals into a deferred cash account, interest is credited to the account at the beginning of each quarter based on the 30-year Treasury Bond rate then in effect (an average of 4.94% in 2006). See the Director’s Compensation Table below for a description of deferrals in the current fiscal year.

Beginning in 2007, the Board expects directors to hold Dollar Tree stock, not including stock options, equal to $100,000 in value, measured as of the date the stock was acquired, within four years of election to the first three-year term. As of April 20, 2007, all of our directors were deemed to own shares in excess of this amount.

In 2005, we entered into consulting agreements with Messrs. Perry and Compton that provide for annual consulting fees of $30,000 to be paid to each of them and ensure their eligibility in our group health plans.  The agreements generally allow for termination by either of the parties upon thirty days’ written notice, except that if an agreement is terminated in connection with a change of control, the company is obligated to pay fees for the remainder of the consultant’s life.

As founders of the company, Mr. Perry and Mr. Compton, and their immediate families, are also eligible to participate in our health insurance plan, provided they pay the full cost of the premiums.

The following table shows compensation paid to each person who served as a non-employee director during 2006.

Name	Fees Earned or Paid in Cash ($) (1)	All Other Compensation ($)(2)	Total ($)
Mary Anne Citrino	$81,000	$0	$81,000

H. Ray Compton	80,000	30,000	110,000

Richard G. Lesser	84,000	0	84,000

John F. Megrue	81,000	0	81,000

J. Douglas Perry	80,000	30,000	110,000

Thomas A. Saunders, III	92,000	0	92,000

Eileen R. Scott	109,000	0	109,000

Thomas E. Whiddon	114,000	0	114,000

Alan L. Wurtzel	111,000	0	111,000

(1)             This column shows amounts earned for retainers and fees including fees paid for service on standing and ad hoc committees, not reduced for deferrals.

(2)             This column includes consulting fees paid to Mr. Compton and Mr. Perry, as more fully described in the narrative accompanying this table. In addition, see “Certain Relationships and Related Transactions” on page 35 of this proxy.

The following table shows, for each of our non-employee directors, amounts deferred in 2006 under our DDCP, the number of shares underlying those deferrals, and the aggregate number, as of February 3, 2007, of outstanding stock options, including those awarded prior to 2005 and options obtained through deferral of fees (all of which are fully vested), and deferred shares:

Name	Amounts Deferred in 2006 ($)(1)	Shares Underlying Amounts Deferred in 2006 (#)(2)	Deferred Shares (#)	Options Outstanding, including Options acquired through Deferral of Fees (#)	Total Shares Underlying Options and Deferred Amounts (#)
Mary Anne Citrino	$81,000	2,821	5,403	0	5,403

H. Ray Compton	0	0	0	6,000	6,000

Richard G. Lesser	84,000	1,464	4,128	74,719	78,847

John F. Megrue	40,500	1,412	2,915	18,000	20,915

J. Douglas Perry	0	0	557	56,250	56,807

Thomas A. Saunders, III	92,000	9,716	0	42,070	42,070

Eileen R. Scott	25,000	871	3,090	18,000	21,090

Thomas E. Whiddon	0	0	0	12,000	12,000

Alan L. Wurtzel	66,250	2,251	1,110	77,250	78,360

(1)             This column shows the dollar amount of retainers and fees deferred in 2006 under the 2003 Director Deferred Compensation Plan (DDCP).  Directors may choose to defer a portion or all of their fees into a deferred cash account, common stock equivalents (which we call “deferred shares”) or options, as more fully described in the narrative in this section. Note that not all deferred amounts shown in this column are represented by underlying shares in the next column, to the extent that fees are deferred into a cash account.

(2)             Shares in this column represent deferred shares for all directors except Mr. Saunders, who defers his fees into options. Compensation expense related to these options, valued by the same method as that used for option grants to employees, is recorded upon grant; $110,129 was recorded in 2006. In addition, Mr. Lesser defers some of his fees into a deferred cash account. In 2006, we credited $2,642 in interest to Mr. Lesser’s deferred cash account, and $451 to Mr. Perry’s deferred cash account (to which he did not contribute in 2006).

Meetings of the Board of Directors

The Board of Directors has scheduled four regular meetings in 2007 and will hold special meetings when company business requires. During 2006, the Board held five formal meetings and undertook action outside of a Board meeting by unanimous consent on two occasions. Informational update calls are periodically conducted during the year. Each member of the Board attended at least 75% of all Board meetings and all meetings of committees of which he or she was a member.

Committees of the Board of Directors

The Board of Directors has established an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The memberships and functions of these committees are set forth below. The Board does not have a standing Executive Committee. Other committees may be established to consider non-routine matters as the Board deems necessary.

Audit Committee

The Audit Committee has three members:  Thomas Saunders (Chairman), Thomas Whiddon and Alan Wurtzel. The functions of this committee include:

•               reviewing management’s assessment of our internal control over the financial reporting process;

•               reviewing results of internal testing related to Sarbanes-Oxley;

•               reviewing our quarterly and annual financial statements;

•               reviewing the audit efforts of our independent auditors and internal audit department;

•               reviewing related party transactions; and

•               selecting the independent auditors and any independent counsel or other advisers it deems necessary.

The Audit Committee operates under a charter, which is available on our corporate website at www.DollarTree.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.

The Audit Committee met in person or via teleconference nine times in 2006. In addition, the chairman of the committee conducted periodic updates with the independent auditors and/or financial management.

Our Board has reviewed the composition of the Audit Committee and determined that the independence and financial literacy of its members meet the listing standards of the NASDAQ Stock Market and regulations of the Securities and Exchange Commission. In addition, our Board has determined that the chairman of our Audit Committee, Thomas Saunders, by virtue of his extensive career in business, including the securities industry, and experience in the areas of investment banking, finance and business generally, qualifies as an “audit committee financial expert” within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.  In addition, the Board has determined that Thomas Whiddon, who also sits on our Audit Committee, by virtue of his career serving as Chief Financial Officer to several public companies as well as other experience, also qualifies as an “audit committee financial expert.”

Report of the Audit Committee

The Audit Committee’s main purpose (in accordance with its written charter adopted by the Board of Directors) is to assist the Board of Directors in fulfilling its oversight responsibilities regarding the quality and integrity of the accounting, auditing and financial reporting practices of the company.

In connection with these responsibilities, the Audit Committee:

•                    met with management and the head of our internal audit department to discuss the company’s risk management, control, and governance processes;

•                    discussed with external counsel our compliance with NASDAQ listing requirements and other securities regulations;

•                    met with management and KPMG LLP, our independent registered public accounting firm, to review and discuss the quarterly and annual financial statements of the company for the fiscal year ended February 3, 2007;

•                    discussed with KPMG the matters required by Statements on Auditing Standards No. 61 (Communication with Audit Committees), as amended;

•                    discussed with KPMG the quality, not just the acceptability, of our accounting principles;

•                    received from KPMG written disclosures and the letter regarding its independence as required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees);

•                    reviewed and approved KPMG’s fees for audit, audit-related and tax services; and

•                    discussed with KPMG any relationships that may impact their objectivity and independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements for the fiscal year ended February 3, 2007 be included in the company’s Annual Report on Form 10-K, as filed with the Securities and Exchange Commission.

SUBMITTED BY THE AUDIT COMMITTEE

Thomas A. Saunders, III          Thomas E. Whiddon          Alan L. Wurtzel

Compensation Committee

The Compensation Committee has three members: Eileen Scott (Chairman), Richard Lesser, and Mary Anne Citrino.  Mary Anne Citrino replaced John Megrue on the committee in July 2006.

The functions of this committee include:

•               overseeing our compensation and benefit practices;

•               establishing the compensation arrangements for our senior officers;

•               administering our executive compensation plans and Employee Stock Purchase Plan; and

•               administering and considering awards under our stock- and equity-based compensation plans.

The Compensation Committee operates under a charter, which is available on our corporate website at www.DollarTree.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.

The Compensation Committee met formally two times in 2006 and undertook actions by unanimous consent on two occasions. The committee also conducted several telephonic conferences during the year. In addition, the chairman engaged in numerous in-depth discussions with the independent compensation consultants and members of management.

The report of the Committee, including its Compensation Discussion and Analysis and information regarding executive compensation, can be found beginning on page 13.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee has three members:  Thomas Saunders (Chairman), Richard Lesser and Alan Wurtzel. The committee changed its name from the Nominating Committee in March 2007. The purpose of this committee is to advise the Board of Directors on the composition, organization and effectiveness of the Board and its committees, and on other issues relating to the corporate governance of the company. The committee’s primary duties and responsibilities are to:

•                    recommend candidates to be nominated by the Board, including the re-nomination of any currently serving director, to be placed on the ballot for shareholders to consider at the annual shareholder’s meeting;

•                    if the Chairman of the Board is not independent, recommend an independent director to be considered by the Board to be appointed as Lead Director;

•                    recommend nominees to be appointed by the Board to fill interim director vacancies;

•                    review periodically the membership and Chair of each committee of the board and recommend committee assignments to the board, including rotation or reassignment of any Chair or committee member;

•                    monitor significant developments in the regulation and practice of corporate governance and of the duties and responsibilities of each director;

•                    lead the Board in its annual performance evaluation;

•                    evaluate and administer our Corporate Governance Guidelines and recommend changes to the Board; and

•                    review our governance structure.

The committee will also advise the Board on its composition, committees, structure, practices and self-evaluation.

The Nominating and Corporate Governance Committee operates under a charter, which is available on our corporate website at www.DollarTree.com. You will find the charter of the committee and the charters of all of our other Board committees under the heading “Corporate Governance” in the Investor Relations section of the site.

The Nominating and Corporate Governance Committee met formally on one occasion and undertook action by unanimous consent on one occasion in 2006. During 2006, the committee continued to review potential candidates for Board seats in order to further enhance the Board’s effectiveness.  For further information on the committee, its composition and procedures, please see the discussion beginning on page 5.

CORPORATE GOVERNANCE AND DIRECTOR INDEPENDENCE

Independence

Dollar Tree is committed to principles of good corporate governance and the independence of a majority of our Board of Directors from the management of our company. The following seven directors have been determined by our Board to be, and to have been throughout 2006, independent directors within the applicable listing standards of the NASDAQ Stock Market: Mary Anne Citrino, Richard Lesser, John Megrue, Thomas Saunders, Eileen Scott, Thomas Whiddon and Alan Wurtzel. All members of our Audit Committee, our Compensation Committee and our Nominating and Corporate Governance Committee are independent under the same standards. Our Board has reviewed the various relationships between members of our Board and the company and has affirmatively determined that none of our directors or nominees has material relationships with Dollar Tree, other than Messrs. Brock, Compton, Perry and Sasser who are or were members of management or are paid consultants. In making its independence determination, the Board considered a common investment between us and a fund related to Messrs. Megrue and Saunders. See “Information about the Board of Directors” on page 7 and “Certain Relationships and Related Transactions” on page 35 for a discussion of relationships between the company and certain directors.

If the slate of directors proposed to be elected at the 2007 annual meeting of shareholders is elected, all committees of our Board will continue to be comprised solely of independent directors. The basis for an independence determination by our Board is either that the director has no business relationship other than his or her service on our Board, or that while a director may have some involvement with a company or firm with which we do business, our Board has determined that such involvement is not material and does not violate any part of the definition of “independent director” under NASDAQ listing standards. None of our current or former executives, including Messrs. Brock, Compton, Perry or Sasser, sits on any of our committees.

At each regular meeting of our Board of Directors, a private session, without management present, is conducted by the non-management members of our Board.

Corporate Governance Guidelines

In 2007, we adopted formal Corporate Governance Guidelines, a copy of which is available online at www.DollarTree.com in the Investor Relations section. The guidelines state that, in the event our Chairman is not an independent director, the Board shall name a Lead Director who is independent. The Lead Director sets the agenda for and presides over executive sessions of solely independent directors. He or she also confers with the Chief Executive Officer and Chairman, communicates feedback regarding the CEO’s performance, works with the Chairman to set the Board agenda, and remains well-informed about senior management and succession plans. In May 2007, the Nominating & Corporate Governance Committee recommended the selection of Mr. Saunders as Lead Director, and the Board confirmed him in that role.

Our Corporate Governance Guidelines also set forth our procedure if a director-nominee is elected but does not receive a majority of the votes cast. Prior to an election, each director-nominee submits a resignation letter, contingent upon such individual failing to receive more than 50% of the votes cast in an uncontested election. In such event, the resignation would be considered by the Nominating & Corporate Governance Committee, which would recommend to the Board what action to take with respect to the resignation.

Code of Ethics

Our Board has adopted a code of ethics for all our employees, officers and directors, including our Chief Executive Officer and senior financial officers, most recently reviewed and updated in August 2006. A copy of this code may be viewed at our corporate website, www.DollarTree.com, in the Investor Relations section of the site, under the heading “Corporate Governance.”  In addition, a printed copy of our code of ethics will be provided to any shareholder upon request submitted to the Corporate Secretary at the address on page 1.

Charters of our Board Committees

The charters of our Board committees are available on our corporate website, www.DollarTree.com, in the Investor Relations section of the site, under the heading “Corporate Governance.” In addition, printed copies of any of our Board committee charters will be provided to any shareholder upon request submitted to the Corporate Secretary at the company’s address on page 1.

COMMUNICATING WITH OUR BOARD MEMBERS

Our shareholders may communicate directly with our Board of Directors. You may contact any member of our Board, any Board committee or any chair of any such committee by mail. To do so, correspondence may be addressed to any individual director, the non-management directors as a group, any Board committee or any committee chair by either name or title. All such mailings are to be sent in care of “Corporate Secretary” at our corporate headquarters address, which is 500 Volvo Parkway, Chesapeake, VA 23320.  To communicate with our directors electronically, emails may be sent to CorpSecy@DollarTree.com.

Mail received as set forth in the preceding paragraph may be examined by management and/or our general counsel for the purpose of determining whether the contents actually represent messages from shareholders to our directors. We will also examine the mailing from the standpoint of security. Any contents from a shareholder that are not in the nature of advertising, promotions of a product or service, or patently offensive material will be forwarded promptly to the addressee. In the case of the non-management directors as a group (such as a committee of our Board), we will make the contents available to each director who is a member of the group to which the envelope is addressed.  Shareholder nominations for director should be submitted as described on page 5.

In addition, any person who desires to communicate financial reporting or accounting matters specifically to our Audit Committee may contact the Audit Committee by addressing a letter to the chairman of the Audit Committee at our corporate headquarters address, noted above, or electronically to AuditChair@DollarTree.com.  Communications to our Audit Committee may be submitted anonymously, if sent by mail, addressed to the Audit Committee Chair, in which event the envelope will not be opened for any purpose, other than appropriate security inspections. Otherwise, such mailing will be forwarded directly to the chairman of our Audit Committee for his review and follow-up action as he deems appropriate.

We expect each of our directors to attend the annual meeting of our shareholders. All of our directors except Mr. Saunders were in attendance at the 2006 annual meeting of our shareholders.

Shareholder Proposals for the 2008 Annual Meeting

Shareholder proposals for the annual meeting of shareholders to be held in 2008 will not be included in our proxy statement for that meeting unless received by us at our principal executive offices in Chesapeake, Virginia, on or prior to close of business on January 19, 2008. Such proposals must also meet the other requirements of Rule 14a-8 of the Securities and Exchange Commission relating to shareholder proposals. See page 5 for additional requirements for the submission of shareholder nominations to the Board. Notice of a shareholder proposal submitted outside of the processes of Rule 14a-8 will be considered untimely after January 19, 2008. If notice of such a shareholder proposal is received by us after such date, then the proxies we solicit for next year’s annual meeting may confer discretionary authority to vote on any shareholder proposals that were not submitted in a timely manner, without including a description of such proposals in the proxy statement for that meeting.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Committee Report on Executive Compensation

The Compensation Committee of our Board of Directors is responsible for developing, overseeing and implementing our compensation program for executive officers. In carrying out its responsibilities, each year the Compensation Committee reviews and establishes the compensation of our Chairman and our Chief Executive Officer and approves the compensation of our other executive officers. The Compensation Committee is committed to a pay-for-performance policy that guides its discussions and determinations with respect to executive compensation.

In structuring compensation for executives, the Compensation Committee seeks to attract, motivate and retain executive talent and to offer greater rewards for superior individual and corporate performance. To achieve these goals, the Compensation Committee provides a mix of annual and long-term compensation that will align the short- and long-term interests of our executives with those of our shareholders. In 2006, the Compensation Committee established executive base salaries, approved targets and awards under an annual cash incentive plan and made long-term equity incentive awards of stock options and restricted stock units to executive officers.

A discussion of the principles, objectives, components and determinations of the Compensation Committee is included in the Compensation Discussion and Analysis that follows this Compensation Committee report. The specific decisions of the Compensation Committee regarding the compensation of named executive officers are reflected in the compensation tables and narrative that follow the Compensation Discussion and Analysis.

The Compensation Committee has reviewed the Compensation Discussion and Analysis and discussed it with our management. Based on this review and discussion, the Compensation Committee recommended that the Compensation Discussion and Analysis be included in the company’s proxy statement for the 2007 annual meeting of shareholders.

Date: May 17, 2007	Compensation Committee:
Eileen R. Scott
Richard G. Lesser
Mary Anne Citrino

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current or former officer of Dollar Tree or any of our subsidiaries.  In addition, no member of our Compensation Committee is an executive officer of another entity where any of our executives serve on the other entity’s Compensation Committee.

Compensation Discussion and Analysis

The Compensation Committee of our Board of Directors reviews and establishes the salary and other compensation of our executive officers, including the named executive officers, and provides oversight of our compensation programs. The Compensation Committee consists entirely of non-employee, independent members of our Board of Directors and operates under a written charter approved by the Board. The Compensation Committee considers recommendations of the Chairman and the Chief Executive Officer with respect to the compensation of other executives but makes its own determinations in all cases.

In 2006, as part of its regular review processes, the Compensation Committee engaged a consultant, Towers Perrin, to assist it in carrying out its responsibilities with respect to executive compensation. The Compensation Committee asked Towers Perrin to assist them in:

•                  determining the competitiveness of our current compensation program for senior executives;

•                  gaining perspective on trends in retail industry pay practices and identifying the degree of alignment between our compensation programs and current trends;

•                  completing a detailed review of our existing program design and related processes to ensure that our compensation programs support business and financial objectives; and

•                  identifying design considerations based on any new ideas, emerging trends or issues specific to us.

Towers Perrin met with the Compensation Committee as a group and with most members individually. Towers Perrin also met with the Audit Committee Chairman and interviewed eight members of management, including each of the named executive officers. The survey conducted by Towers Perrin did not include a review of the Chairman’s compensation. Such a review may be conducted in the future, as deemed necessary by the Compensation Committee.  Based on input from Towers Perrin and its own review, the Compensation Committee made changes in the compensation structure and amounts in 2007. These changes, which include revisions to salary and cash incentive targets, equity award levels, stock ownership guidelines and payments upon change in control are discussed below.

Further information on the Compensation Committee’s procedures for determining executive compensation is included under the caption “Corporate Governance.”

Objectives of Our Compensation Program

The Compensation Committee has adopted a pay-for-performance policy for executive officers that balances each executive’s total compensation between cash and non-cash, and current and long-term, components. The principal objectives of our compensation policies are to:

•                  align executive pay with shareholders’ interests;

•                  recognize individual initiative and achievements;

•                  attract, motivate and retain highly qualified executives; and

•                  unite the executive management team to a common objective.

Executive Compensation Principles

Our executive compensation program consists of base salaries, annual cash incentive payments in the form of annual bonuses, and long-term equity incentives in the form of restricted stock units and nonqualified stock options. These components of executive compensation are used together to strike an appropriate balance between cash and stock compensation and between short-term and long-term incentives. We expect a significant portion of an executive’s total compensation to be at risk, tied both to our annual and long-term performance as well as to the creation of shareholder value. In particular, we believe that short-term annual cash incentive compensation should be tied directly to both corporate performance and individual performance for the fiscal year, including the achievement of identified goals as they pertain to the areas of our operations for which the executive is personally responsible and accountable. In contrast, we believe that long-term incentive compensation should reward an executive for his or her contribution to our long-term corporate performance and shareholder value. Under our policy, performance above targeted standards results in increased total compensation, and performance below targeted standards results in decreased total compensation.

We differentiate compensation to executives based on the principle that total compensation should increase with an executive’s position and responsibility, while at the same time, a greater percentage of total compensation should be tied to corporate and individual performance, and therefore be at risk, as position and responsibility increases. Thus, executives with greater roles and responsibilities associated with achieving our performance targets should bear a greater proportion of the risk if those goals are not achieved and should receive a greater proportion of the reward if our performance targets are met or surpassed. In addition, as an executive’s position and responsibility increases, the use of long-term incentive compensation should increase as a percentage of total compensation because our senior executives have the greatest influence on our strategic performance over time.

We do not currently have a policy for recovering past compensation paid to our executives in the event that a restatement of our financial statements would have reduced compensation at the time of payment. We may consider adopting such a policy in the future.

How Executive Pay Levels are Determined

The Compensation Committee reviews our executive compensation program every year and periodically conducts an in-depth market analysis of executive compensation as it determines is necessary to ensure that our compensation programs meet our objectives. Decisions by the Compensation Committee relating to the compensation of our executive officers are reported to the full Board of Directors. The Compensation Committee considers recommendations of the Chairman and the Chief Executive Officer with respect to the compensation of other executives but makes its own determinations in all cases.

In determining the compensation of our executive officers, the Compensation Committee evaluates total overall compensation, as well as the mix of salary, cash bonus incentives and equity incentives, using a number of factors including the following:

•                  our financial and operating performance, measured by attainment of specific strategic objectives and operating results;

•                  the duties, responsibilities and performance of each executive officer, including the achievement of identified goals for the year as they pertain to the areas of our operations for which the executive is personally responsible and accountable;

•                  historical cash and equity compensation levels; and

•                  comparative industry market data to assess compensation competitiveness.

Amounts realizable from prior compensation, including equity awards, are not generally considered in setting current year compensation.

With respect to comparative industry data, the Compensation Committee primarily focuses on Dollar Tree’s competitiveness relative to other similar-size retail companies. To this end, the Compensation Committee reviews data from a peer group of retail industry companies that we consider similar in size and complexity. The peer group is established by the Compensation Committee, with assistance from its executive compensation consultants. During its 2006 review, in evaluating the competitiveness of the named executive officers’ compensation (excluding the Chairman), the Committee primarily focused on the 17 companies listed below.

AC Moore Arts & Crafts Inc.	Carmax Inc.	Hibbett Sporting Goods Inc.
Advance Auto Parts Inc.	Circuit City Stores, Inc.	Michaels Stores Inc.
AutoZone Inc.	Dollar General Corp.	Pep Boys-Manny Moe & Jack
Bed Bath & Beyond	Family Dollar Stores Inc.	PETsMART Inc.
Big Lots Inc.	Foot Locker Inc.	Pier 1 Imports Inc.
Borders Group Inc.	Freds Inc.

In addition to reviewing compensation data, the Compensation Committee also reviewed financial performance of the 17 peer companies. The financial metrics used by the Compensation Committee to evaluate our performance and the performance of peer companies included revenue growth, earnings per share growth, operating margin and total shareholder return. This analysis provided the Committee with a perspective on Dollar Tree’s pay-for-performance relationship relative to the peer companies.

For the named executive officers, the Compensation Committee also reviews retail industry data from published executive compensation surveys. These data are used as an additional point of reference for the named executive officers and a primary point of comparison for other senior executives for whom the peer group data may not be available. General industry data are also collected and reviewed by the Committee for positions that Dollar Tree may recruit outside the retail industry.

In general, the Compensation Committee’s strategy is to establish total compensation at or near the 50th percentile of the retail industry. In part, it accomplishes this strategy by targeting the 50th percentile for total cash compensation (salary and bonus) and for total long-term incentives (stock options and restricted stock units). In its 2006 review, the Compensation Committee found that, over the previous three years, the total compensation for our executives has been at the 25th percentile, while our overall performance has been above the 25th percentile, and, on some measures, above the median relative to our retail industry peers.

Components of Executive Compensation

The executive compensation program consists of three principal components: base salary, annual bonus incentives and long-term equity incentives. The Compensation Committee considers these components individually and reviews the overall distribution between them but does not target specific allocation percentages or amounts.

While we do not offer executives a pension plan, each executive may elect to defer a portion of his or her annual cash compensation into our Non-Qualified Deferred Compensation Plan, which is further described in the Non-Qualified Deferred Compensation Table and narrative disclosure following this discussion. We also provide our executives with the benefits that are commonly available to our salaried associates, including participation in our profit-sharing and 401(k) savings plan, employee stock purchase plan, health, dental and vision plans and various insurance plans, including disability and life insurance.

We extend to our executives a limited number of perquisites, including a monthly car allowance and gas reimbursement, in recognition of the extensive travel required in managing a business of our size; the reimbursement for up to $3,000 in tax and financial planning to assist executives in managing their financial situations; and a biannual executive physical, in order to ensure the health and continuity of our executive team.

Our Chairman, Chief Executive Officer and, with approval in exceptional circumstances, other executives, occasionally use the leased corporate plane for personal travel.  They reimburse us for all incremental costs related to this travel.

We believe the nature and amounts of these perquisites are reasonable and that they support our expectations of an engaged and productive executive team.

Our base salary and benefits programs provide basic economic security for our employees at a level consistent with competitive practices to help retain a highly skilled and qualified workforce, including at the executive level. The annual bonus and long-term incentive compensation programs are designed to reward performance measured against goals and standards established by the Compensation Committee and to encourage executives to increase shareholder value by focusing on growing revenue and earnings, generating cash flow and efficiently deploying capital.

The principal components of executive compensation and the rationale and methodology for each are further described below. Specific information on the amounts and types of compensation earned by the named executive officers during 2006 can be found in the Summary Compensation Table and other tables and narrative disclosures following this discussion.

Base Salary

Our base salary philosophy is to provide reasonable current income to our named executive officers in amounts that will attract and retain individuals with a broad, proven track record of performance. To accomplish this objective, we provide base salaries that are intended to be competitive relative to similar positions at comparable companies within the peer group selected by the Compensation Committee, along with broader industry surveys. Base salaries are reviewed annually and adjustments are made as required to recognize outstanding individual performance, expanded duties or changes in the competitive marketplace.

In its 2006 review, the Compensation Committee concluded that, for most executive positions, base salary is competitive, although slightly below the median of that offered at companies in both retail and general industry.

Annual Bonus Incentives

Executives and certain salaried associates have the opportunity to earn an annual cash bonus under our Management Incentive Compensation Plan (MICP). The MICP is intended to provide incentive bonuses that are reasonable in relation to the payment of base salaries and overall compensation to executives, reward executives for superior performance and are expected to be competitive as compared to bonuses paid by the peer group established by the Compensation Committee.

Company performance goals are generally based on earnings per share targets defined by the annual budget as approved by the Board of Directors at the beginning of the fiscal year. The corporate target takes into consideration our corporate plans and projected performance.  Individual performance targets are intended to be challenging but achievable, and serve to focus our management team on a common goal while aligning efforts with shareholder interests.

The MICP is expressed as a percentage of salary. At the executive level, the target is weighted more heavily toward corporate performance, thereby more closely aligning executives’ interests with the interests of shareholders. As described above, the corporate performance goals are determined by the Board of Directors. Individual performance goals are based on the area over which the executive has influence and may include items such as improvement in same-store sales, opening of new stores, development of new strategies, reduction in specified costs, etc.

Historically, the executive bonus target has been 35% of an executive’s base salary (50% for the Chairman and the CEO). Of that amount, 85% is linked to a specified earnings-per-share target and 15% to individual performance. In order for an executive to receive any bonus for the corporate performance component of the bonus, we must achieve at least 85% of the earnings-per-share target. Once at least 85% of the target is reached, payment for corporate performance ranges from a threshold of 7.4% of salary (for executives other than the CEO and Chairman) to a maximum of 90.3% of salary (for the CEO and Chairman).  The maximum bonus payout would occur upon the achievement of 115% of the specified target and 100% of the individual performance goals.

The following table illustrates the variation that can occur at differing levels of corporate performance compared to target, based on salary percentages applied to bonuses for 2006 and earlier:

% of Corporate Performance Target Attained	Portion of Executive’s Corporate Performance Bonus Deemed Earned	Corporate Performance Component as a percent of salary (CEO/Chairman)	Corporate Performance Component as a percent of salary (other executives)
Below 85.0%	0.0%	0.0%	0.0%
85.0%	25.0%	10.63%	7.44%
90.0%	50.0%	21.25%	14.88%
95.0%	75.0%	31.88%	22.31%
100.0%	100.0%	42.50%	29.75%
105.0%	137.5%	58.44%	40.91%
110.0%	175.0%	74.38%	52.06%
115.0% or above	212.5%	90.31%	63.22%

Amounts are payable to an executive if he achieves either the corporate or individual goal. The MICP bonuses relating to performance in a given fiscal year are paid in the following year when annual results are available upon approval by the Compensation Committee, generally in March. The Compensation Committee may revise the target amount to account for unusual factors such as the acquisition of a company, expenses related to changes in accounting rules, non-operating and non-cash charges, etc. Any modification is carefully considered by the Committee and applied only in special circumstances that warrant the modification.

We believe that our performance goals are sufficiently difficult as to represent a challenge for our management, while remaining reasonably attainable. Since 2000, the percentage of corporate performance achieved has ranged from 89% to 107% and averaged 96.5%.

In the course of its review with the executive compensation consultants, the Compensation Committee found that, as a percentage of base salary, our targeted bonus opportunities fell below the median of both the peer group and the retail and general industry. In considering the threshold, target and maximum performance goals for our business, the Compensation Committee considered the potential amounts of bonuses that would be paid at each level, compared to the base salaries and overall compensation of executive officers and the structure and amount of bonuses paid by peer group companies. Based on this review, the Compensation Committee determined that beginning in 2007 incentive bonuses for the named executive officers should be targeted at 50% of such executive officer’s base salary (100% for the CEO).

Long-Term Equity Incentives

The Compensation Committee provides equity incentives to executives through the 2004 Executive Officer Equity Incentive Plan and the 2003 Equity Incentive Plan, both of which permit the grant of stock options, stock appreciation rights, stock awards, performance stock awards, incentive awards and stock units. Long-term equity incentives generally have been made available to executives in the form of restricted stock units and non-qualified stock options. These awards provide executives with an opportunity to accumulate our common stock and associated wealth related to that ownership.

The Compensation Committee’s objective in granting equity incentives is to balance the mix to achieve alignment with shareholder interests (through the issuance of stock options) while also focusing on retention and stock ownership. In general, the Compensation Committee’s goal is to provide total long-term incentives at the median of the peer group and retail industry, with a mix of approximately 50% of value in stock options and 50% in restricted stock or restricted stock units. Stock options require stock price appreciation in order for executives to realize any benefit, thus directly aligning executive and shareholder interests. Restricted stock and restricted stock units provide more immediate value to associates, including executives, even in advance of stock price appreciation, with the opportunity for increased value as the stock price increases.  Restricted stock and restricted stock units also provide the opportunity for executives to acquire our shares and are therefore useful for retention and motivation. In addition, all equity incentives vest over multiple years.  Multiyear vesting focuses executives on consistent long-term growth in shareholder value and requires executives to remain employed with us for extended periods to receive the full benefit of the awards.

Timing of Long-Term Incentive Awards

Our general practice with respect to the timing of long-term incentive awards is to make grants of non-qualified stock options and/or awards of restricted stock units to executives once each year in the spring, generally in March or April. The date of grant is specified by the Compensation Committee during a meeting or in a unanimous consent signed by all members no later than the day of grant. The Compensation Committee will not award equity incentives when in possession of potentially material non-public information. The exercise price for option awards is the closing price on the date of grant, or, if the market is closed, the previous day’s closing price.

In 2006, as a best practice, the Compensation Committee implemented a grant policy for equity awards that establishes April 1 as the date of the annual grant for future years, subject to modification in response to certain events such as an early Easter, as determined in advance of the award date. Awards of stock options or other equity incentives to new officers occur at the time of the person’s appointment as an officer, no earlier than the first day of employment. The Compensation Committee may, in its discretion, make grants that vary from these guidelines if there is a compelling business reason, but in every case the Committee is required to complete its approval of the equity awards prior to the date of the grant.

We believe that the beginning of April is an appropriate time during the year to make grants of equity awards and that a consistent application of our granting practices from year to year regardless of other events is also appropriate. The stock options and other awards granted by the Compensation Committee are designed to create incentives for the creation of long-term shareholder value and contain delayed vesting provisions that prevent recipients from taking advantage of short-term fluctuations in the market price of our common stock. We have not planned in the past, nor do we plan in the future, to time the release of material non-public information for the purpose of affecting the value of executive compensation.

Under our Insider Trading Policy, associates, including our executives, may not use our stock or unvested options or restricted stock units in any hedging transactions.

Executive Stock Ownership

In the past, we have not had a policy regarding target stock ownership levels for our executives. In early 2007, the Compensation Committee considered and adopted an executive target ownership program that encourages certain of our executive officers to attain designated stock ownership levels over a five-year period. The amount expected to be retained varies depending on the executive’s position, from 100,000 shares for the CEO to 30,000 for other named executives (excluding the Chairman). The types of stock ownership that qualify toward the ownership requirement under our policy include direct stock ownership, unvested restricted stock units and unvested restricted stock.

Impact of Accounting and Tax Treatments on Compensation Program Design

The Compensation Committee considers the accounting and tax impact of its overall compensation programs in order to balance the cost to the company with the potential benefits as compensation tools.

Section 162(m) of the Internal Revenue Code imposes a limitation on the deductibility of non-performance-based compensation in excess of $1 million paid to named executive officers of public companies. As noted above, the Compensation Committee has adopted a policy of pay-for-performance and has taken appropriate steps to cause relevant grants and awards under our equity incentive plans to be performance-based. We intend to qualify executive compensation for deductibility under Section 162(m) to the extent consistent with our best interests and the interests of our shareholders. Since our corporate objectives may not always be consistent with the requirements of full deductibility, it is possible that we may enter into compensation arrangements under which payments are not deductible under Section 162(m). We currently believe that we should be able to continue to manage our executive compensation program for the named executive officers to preserve the related federal income tax deductions, although individual exceptions may occur from time to time.

In 2006, we adopted Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123(R)), which will result in higher expenses for our stock-based awards. The Compensation Committee reviews the accounting impact of the various forms of compensation, with the goal of ensuring that our compensation practices remain competitive while also being cost-effective.

Retirement, Deferred Compensation and Pension Plans

We do not have any defined benefit or pension plans that provide for payments based on an executive’s salary and/or years of service. In addition, we have not adopted a supplemental executive retirement plan or other “excess plan” that pays benefits to highly compensated executives.  Instead, we offer the following two alternatives to allow executives to actively participate in funding their retirement plans.

Executives are eligible to participate in our Profit Sharing and 401(k) Retirement Plan. At the end of the year, the Board may approve a discretionary profit-sharing contribution to be made to all eligible employees, including executive officers. In addition, executives may elect to defer a portion of their cash compensation into 401(k) retirement accounts. The Board has authorized us to match 100% of 401(k) deferrals up to 4% of an individual’s cash compensation. Our combined profit sharing and 401(k) matching contribution for each executive was less than $25,000 for 2006.

Under our Non-Qualified Deferred Compensation Plan, executives may elect to defer a portion of their annual cash compensation to be distributed at a future date in accordance with the relevant deferral election. The program allows executives to save for retirement in a tax-effective way at minimal cost to us. Plan participants may invest their deferred compensation in any one or a combination of the plan’s investment funds. In most cases, the deferred amounts plus earnings are paid out upon the participant’s retirement or termination of employment. The future payment obligations under the plan are our general unsecured obligations. Although the amounts deferred are deposited into a trust, the trust belongs to us, rather than the executives, and is subject to the claims of our creditors.

Severance Plans

Our equity plans and our deferred compensation plan contain provisions that may convey benefits to our executives and other plan participants upon a change in control. Generally, the provisions address the management of account values upon separation from us due to death, disability or retirement, or due to a change in control, as defined within the plans.

Historically through 2006, we had no arrangements providing for the payment to executives in the event of their termination, with the exception of a severance agreement with our Chief Merchandising Officer. This agreement was entered into upon his appointment in 2003 and provides for one year’s salary upon certain termination events, as further described under “Potential Payments upon Termination or Change of Control.”

In March 2007, the Compensation Committee established change-in-control retention agreements with certain executive officers that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Under these agreements, severance benefits would be payable only if the executive is terminated without cause or resigns for good reason, as defined in the agreement (commonly known as “double trigger”). Benefits payable are limited to 2.5 times salary plus bonus (as defined in the agreements) for the CEO and 1.5 times for other named executive officers (excluding the Chairman). Any amounts payable are intended to be tax deductible under applicable tax regulations and will be reduced to prevent excise taxes from being incurred, if necessary. Details related to these change-in-control retention agreements are more fully discussed below, under “Potential Payments Upon Termination or Change of Control.”

Consulting Agreements

We have entered into consulting arrangements with two of our founders, who also serve as directors, as further described under “Certain Relationships and Related Transactions.” These agreements allow us to continue to rely on their expertise in managing our company.  We pay each of the founders $30,000 and allow them to participate in our healthcare plans, at their own cost, in exchange for their services.  We or a founder may terminate the founder’s consulting agreements at any time, with proper notice. In a change-in-control, the agreements provide for continuing compensation for the founders’ lifetimes. We expect to enter into a similar arrangement with our Chairman, upon his retirement, although we do not have a written agreement that requires us to do so.

Chairman’s Compensation

Macon F. Brock Jr., serves as the Chairman of the Board.  He served as our Chief Executive Officer until December 31, 2003, when Bob Sasser was named to that position. At that time, his annual salary was decreased from $700,000 to $400,000 (with a concurrent increase in Mr. Sasser’s salary). Mr. Brock’s salary has not been increased since that time. He received, and continues to receive, an annual incentive bonus targeted at 50% of his salary, contingent on company performance and the achievement of specific individual annual goals established by the Compensation Committee. In addition, through 2006, he was awarded stock options and restricted stock units in a manner similar to our other executive officers and was eligible for similar benefits and perquisites. The Compensation Committee believes that his compensation reflects the importance of Mr. Brock’s guidance during the transition to a new management team. As the executive management team continues to solidify and mature, the Compensation Committee will make further revisions in Mr. Brock’s compensation.

Annual Compensation of Executive Officers

In the table below, we summarize the compensation earned during 2006 by our chief executive officer, our chief financial officer and each of our three other most highly compensated executive officers who earned more than $100,000 in total compensation for services rendered in all capacities during 2006. We refer to these five individuals in this proxy statement as the “named executive officers.”

The compensation that we pay to our named executive officers is determined as described above in our “Compensation Discussion and Analysis” section and in the tables that follow.

Executives may defer a portion of their salaries and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation Plan; any such deferrals are shown in the Deferred Compensation table that follows.

The Compensation Committee determined that, for the 2006 fiscal year, it would not increase salaries for our executives. Instead, in order to encourage a continued focus on improving operating results, each of our executives, including the named executive officers, except the Chairman, were granted restricted stock units, the vesting of which were subject to our achieving a target level of earnings per share in fiscal 2006 and the executives remaining with us over a specified period of time. The current year expense related to these performance-based restricted stock units is included in the Stock Awards column of the Summary Compensation Table, in addition to current year expense related to service-based restricted stock units.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)	Stock Awards (1) ($)	Option Awards (2) ($)	Non-Equity Incentive Plan Compensation (3) ($)	All Other Compensation (4) ($)	Total ($)
Bob Sasser	2006	$700,000	$293,759	$91,083	$497,541	$45,911	$1,628,294
Chief Executive Officer

Kent Kleeberger	2006	415,000	184,110	37,951	206,643	43,088	886,792
Chief Financial Officer

Macon Brock	2006	400,000	235,378	218,600	285,434	54,997	1,194,409
Chairman

Gary Philbin	2006	400,000	76,839	37,951	200,014	41,310	756,114
Chief Operating Officer

Bob Rudman	2006	325,000	76,839	37,951	162,341	43,601	645,732
Chief Merchandising Officer

Footnotes to the Summary Compensation Table:

Our annual bonus plan qualifies as a “non-equity incentive plan” for purposes of this table. Earnings under our deferred compensation plan result from the executives’ investments in mutual funds commonly available to investors generally. Therefore, both the “Bonus” and the “Above-market Earnings on Non-Qualified Deferred Compensation” columns are omitted as all amounts are zero.

(1)          This column represents the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of restricted stock units (RSU) and performance-based restricted stock units (PSU) granted in 2006 and in prior fiscal years, in accordance with the Statement of Financial Accounting Standards No. 123 (revised 2004) (FAS 123(R)). Fair value is calculated using the closing price of our stock on the date of grant. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts shown for Macon Brock, who is retirement-eligible, include the full fair value of the awards on date of grant. These amounts reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives. Additional information regarding FAS123(R) calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended February 3, 2007. See the Grants of Plan-Based Awards Table for information on awards made in 2006.

(2)          This column represents the current year portion of the dollar amount recognized for financial statement reporting purposes with respect to the 2006 fiscal year for the fair value of stock options granted in 2006 as well as prior fiscal years, in accordance with FAS 123(R).  The amounts in this column reflect the current year portion of the fair value of these grants under FAS 123(R), as determined based on the Black-Scholes option-pricing model and using the following assumptions:

expected term -	6 years
expected stock price volatility -	30.2%
annual dividend yield -	0.0%
risk-free interest rate -	4.8%

Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. Amounts shown for Macon Brock, who is retirement-eligible, include the full fair value of the awards on date of grant. These amounts reflect our accounting expense for these awards and do not correspond to the actual value that will be recognized by the named executives. Additional information regarding FAS123(R) calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended February 3, 2007. See the Grants of Plan-Based Awards Table for information on awards made in 2006.

(3)          The amounts in this column represent the annual bonus that we pay under our Management Incentive Compensation Plan as discussed in the Compensation Discussion and Analysis above. The amounts listed were earned in the years shown, but paid after the end of the fiscal year.

(4)          “All Other Compensation” includes the amounts paid to named executives shown in the following table. Perquisites include allowances and reimbursements related to travel (including car allowance, gas reimbursements, and, for Mr. Brock through October 2006, the use of a company-owned car), financial and tax planning, executive physicals and relocation, none of which exceeded $25,000 for 2006. Car allowance and gas reimbursements are intended to compensate executives for the use of their personal vehicles in conducting company business. However, as we do not require our executives to account for their business or personal use, we include the entire amounts in our disclosures. With the consent of the Board of Directors, Mr. Brock and Mr. Sasser, and in exceptional circumstances, other executives, may also use Dollar Tree’s leased corporate jet for non-business purposes.  They each reimburse us for all variable costs but none of the fixed costs relating to their plane usage.  Because they reimburse all incremental costs related to their usage, no amounts relating to the plane are included in “All Other Compensation.”

NEO	Perquisites	Gross-ups	Profit Sharing & 401k Match	Total
Bob Sasser	$21,322	$811	$23,778	$45,911
Kent Kleeberger	17,394	1,916	23,778	43,088
Macon Brock	25,340	14,679	14,978	54,997
Gary Philbin	16,808	724	23,778	41,310
Bob Rudman	18,780	1,043	23,778	43,601

Grants of Plan-Based Awards Table

		Compensation		Estimated Future Payouts Under Non-Equity Incentive Plans (2)			Estimated Future Payouts Under Equity Incentive Plans (3)			All Other Stock Awards: Number of Shares of Stock or	All Other Option Awards: Number of Securities Underlying	Exercise or Base Price of Option	Grant Date Fair Value of Stock and Option
Name	Grant Date	Committee Action Date (1)		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Units (#) (4)	Options (#) (5)	Awards ($/Sh) (6)	Awards (7)
Bob Sasser	—	—	(8)	74,375	350,000	684,688
	3/15/2006	3/15/2006					0	1,500	1,500				40,245
	3/31/2006	3/15/2006								7,500			207,525
	3/31/2006	3/15/2006									30,000	27.67	327,900

Kent Kleeberger	—	—	(8)	30,866	145,250	284,145
	3/15/2006	3/15/2006					0	1,000	1,000				26,830
	3/31/2006	3/15/2006								3,125			86,469
	3/31/2006	3/15/2006									12,500	27.67	136,625

Macon Brock	—	—	(8)	42,500	200,000	391,250
	3/31/2006	3/15/2006								5,000			138,350
	3/31/2006	3/15/2006									20,000	27.67	218,600

Gary Philbin	—	—	(8)	29,750	140,000	273,875
	3/15/2006	3/15/2006					0	1,000	1,000				26,830
	3/31/2006	3/15/2006								3,125			86,469
	3/31/2006	3/15/2006									12,500	27.67	136,625

Bob Rudman	—	—	(8)	24,172	113,750	222,523
	3/15/2006	3/15/2006					0	1,000	1,000				26,830
	3/31/2006	3/15/2006								3,125			86,469
	3/31/2006	3/15/2006									12,500	27.67	136,625

Footnotes to the Grants of Plan-Based Awards Table:

(1)             The date of grant for the relevant award is established by the Compensation Committee during a regularly scheduled meeting or by written consent. The exercise price of stock options is the closing price of our stock on the date of grant.

(2)             Our Management Incentive Compensation Plan (MICP) is considered a “non-equity incentive plan.” For 2006, executive bonuses were targeted at 35% of salary (50% for the Chairman and the CEO), with corporate performance representing 85% of the goal. Earned amounts, to the extent not otherwise deferred under our Non-Qualified Deferred Compensation Plan, are paid after the end of the relevant fiscal year. See “Annual Bonus Incentives” in our Compensation Discussion and Analysis for a detailed discussion of our MICP.

(3)             This column represents awards of performance-based restricted stock units granted in lieu of salary increase, which will vest only upon the achievement of the specified target performance goal. The Compensation Committee determined that the performance goal, based on earnings per share, was met and the PSUs vested in full in March 2007.

(4)             This column shows the number of restricted stock units awarded to the named executive officers in 2006. One third of the RSUs granted vest and convert into shares of our stock on the anniversary of the grant date for each of three years beginning March 31, 2007.

(5)             This column shows the numbers of stock options granted to the named executive officers in 2006. One third of the options granted vest and become exercisable on the anniversary of the grant date for each of three years beginning March 31, 2007. The options expire ten years from the date of grant, or earlier in the event of the executive’s termination of employment, retirement, death or disability.

(6)             This column shows the exercise price for the stock options granted, which was the closing price on the date of grant, March 31, 2006.

(7)             This column shows the full grant date fair value under FAS 123(R) of PSUs, RSUs and stock options granted in 2006. Generally, the full grant date fair value is the amount that we would expense in our financial statements over the award’s vesting schedule. As Mr. Brock is eligible for retirement, the fair value of his awards would be fully expensed in the year of grant. For PSUs, performance goals are assumed to have been met; fair value is calculated using the closing price of our stock on the award date of $26.83. For RSUs, fair value is calculated using the closing price of our stock on the grant date of $27.67. For stock options, fair value is calculated using the Black Scholes value on the grant date of $10.93. The fair values shown are accounted for in accordance with FAS 123(R). Additional information regarding FAS123(R) calculations related to these awards is included in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended February 3, 2007. These amounts reflect our accounting expense, and do not correspond to the actual value that may be recognized by the named executives.

(8)             MICP targets are established by the Compensation Committee early in the fiscal year and amounts payable are determined and paid in the following year, when annual results are available, upon approval by the Compensation Committee.

Supplemental Discussion of Awards

In March 2006, as a retention tool, the Compensation Committee awarded restricted stock units (RSU) that vest over three years of continued service to certain salaried associates, including the executive officers. For executives, the Compensation Committee also granted non-qualified stock options, similarly vesting over three years. The number of shares awarded is based on the associate’s position with us, with varying grade levels receiving fixed amounts. For 2006, executives received 12,500 options and 3,125 RSUs (20,000 options and 5,000 RSUs for the Chairman, and 30,000 options and 7,500 RSUs for the CEO). These award levels, valued according to the accounting standards and spread over three years, provide long term equity incentives that do not exceed 100% of an executive’s base salary in any particular year.

In addition, upon concluding that it would not increase base salaries of executives for 2006, the Compensation Committee determined that each of our executives (except the Chairman) would be granted performance-based restricted stock units (PSUs) that would vest if we achieve a target level of earnings per share in 2006, provided the executive remains employed at the end of the fiscal year. The Chairman received neither a salary increase nor performance-based PSUs.

We made the awards of PSUs and RSUs and grants of stock options under our 2004 Executive Officer Equity Incentive and 2003 Equity Incentive Plans, consistent with past practice.

The table above presents the full grant date fair value of option grants under SFAS 123(R), as determined based on the Black-Scholes option-pricing model. The amounts shown differ from those shown in the Summary Compensation Table as it includes only the current year accounting impact, while the Grants of Plan-Based Awards Table includes the full grant date fair value. Both tables reflect our accounting expense for these awards, and do not correspond to the actual value that will be recognized by the named executives.

Outstanding Equity Awards at Fiscal Year End Table

The following table provides information on the holdings of stock option and stock awards by the named executives at the end of the fiscal year. This table includes unexercised and unvested option awards, unvested RSUs, and PSUs with performance conditions that have not yet been satisfied, if applicable. Each equity grant is shown separately for each named executive. The vesting schedule for each grant is shown following this table, based on the award date. The market value of the stock awards is based on the closing market price of our stock as of February 3, 2007, which was $31.74. For additional information about the option awards and stock awards, see the description of equity incentive compensation in the Compensation Discussion and Analysis.

		Option Awards (1)				Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Bob Sasser	3/7/2000	27,000	—	$23.2083	3/7/2010	—	—	—	—
	3/11/2002	40,000	—	31.6200	3/11/2012	—	—	—	—
	5/10/2004	60,000	—	25.2600	5/10/2014	—	—	—	—
	3/18/2005	—	—	—	—	—	—	10,000	317,400
	6/2/2005	—	—	—	—	5,000	158,700	—	—
	6/2/2005	30,000	—	24.9500	6/2/2015	—	—	—	—
	3/15/2006	—	—	—	—	—	—	1,500	47,610
	3/31/2006	—	—	—	—	7,500	238,050	—	—
	3/31/2006	—	30,000	27.6700	3/31/2016	—	—	—	—

		Option Awards (1)				Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Kent Kleeberger	7/14/2004	40,000	—	27.2850	7/14/2014	—	—	—	—
	3/18/2005	—	—	—	—	—	—	10,000	317,400
	6/2/2005	—	—	—	—	2,084	66,146	—	—
	6/2/2005	12,500	—	24.9500	6/2/2015	—	—	—	—
	3/15/2006	—	—	—	—	—	—	1,000	31,740
	3/31/2006	—	—	—	—	3,125	99,188	—	—
	3/31/2006	—	12,500	27.6700	3/31/2016	—	—	—	—

Macon Brock	3/7/2000	60,000	—	23.2083	3/7/2010	—	—	—	—
	3/20/2001	60,000	—	17.0000	3/20/2011	—	—	—	—
	3/11/2002	60,000	—	31.6200	3/11/2012	—	—	—	—
	3/24/2003	60,000	—	20.0200	3/24/2013	—	—	—	—
	5/10/2004	40,000	—	25.2600	5/10/2014	—	—	—	—
	6/2/2005	—	—	—	—	3,334	105,821	—	—
	6/2/2005	20,000	—	24.9500	6/2/2015	—	—	—	—
	3/31/2006	—	—	—	—	5,000	158,700	—	—
	3/31/2006	—	20,000	27.6700	3/31/2016	—	—	—	—

		Option Awards (1)				Stock Awards (2)
Name	Award Date	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Gary Philbin	12/11/2001	20,000	—	27.2500	12/11/2011	—	—	—	—
	3/11/2002	25,000	—	31.6200	3/11/2012	—	—	—	—
	5/10/2004	10,000	—	25.2600	5/10/2014	—	—	—	—
	6/2/2005	—	—	—	—	2,084	66,146	—	—
	6/2/2005	12,500	—	24.9500	6/2/2015	—	—	—	—
	3/15/2006	—	—	—	—	—	—	1,000	31,740
	3/31/2006	—	—	—	—	3,125	99,188	—	—
	3/31/2006	—	12,500	27.6700	3/31/2016	—	—	—	—

Bob Rudman	5/27/2003	20,000	—	26.2000	5/27/2013	—	—	—	—
	5/10/2004	25,000	—	25.2600	5/10/2014	—	—	—	—
	6/2/2005	—	—	—	—	2,084	66,146	—	—
	6/2/2005	12,500	—	24.9500	6/2/2015	—	—	—	—
	3/15/2006	—	—	—	—	—	—	1,000	31,740
	3/31/2006	—	—	—	—	3,125	99,188	—	—
	3/31/2006	—	12,500	27.6700	3/31/2016	—	—	—	—

Footnotes to Outstanding Equity Awards Table:

(1)             All option awards dated prior to 2006 became fully exercisable on December 15, 2005, pursuant to the Compensation Committee’s approval of accelerated vesting on that date. Options awarded in 2006 vest and become exercisable in three approximately equal installments over three years, beginning on the first anniversary of the grant. Options expire ten years from date of grant, or earlier in the event of termination, retirement, death or disability.

(2)             RSUs awarded on June 2, 2005 and March 31, 2006 vest and convert into shares of our stock in three approximately equal installments over three years, beginning on the first anniversary of the grant, provided the executive remains employed by us on the vesting date. PSUs awarded on March 18, 2005 achieved the established performance goal in fiscal year ended January 29, 2006. For Bob Sasser, 20,000 PSU shares vested upon that achievement; the remaining 10,000 vested in March 2007, upon confirmation of the Compensation Committee. For Kent Kleeberger, these PSUs vest on July 14, 2007, provided he remains employed with us on the vesting date. PSUs awarded to each named executive (except the Chairman) on March 15, 2006 vested in March 2007, upon confirmation by the Compensation Committee that the company had achieved the established performance goal for the fiscal year ended February 3, 2007.

Option Exercises and Stock Vested Table

In the table below, we list information on the exercise of options and the vesting of restricted stock units during the fiscal year ended February 3, 2007. The value realized on exercise of options represents the spread between the sale price and the option strike price at time of exercise. The value realized on vesting of RSUs reflects the fair market value of the shares at time of vesting.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Bob Sasser	94,000	$1,229,000	22,500	$636,275

Kent Kleeberger	0	0	1,041	27,014

Macon Brock	0	0	1,666	43,233

Gary Philbin	40,000	382,100	1,041	27,014

Bob Rudman	0	0	1,041	27,014

Non-Qualified Deferred Compensation

Named executive officers may elect to defer a portion of their base salary and up to 100% of their annual incentive bonus under our Non-Qualified Deferred Compensation (NQDC) Plan, an unfunded, non-qualified plan. Elections to defer amounts earned during the next calendar year are due by December 31 of each year, and are irrevocable. Deferred amounts are held for each participant in separate individual accounts in an irrevocable rabbi trust. Executives’ accounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which he may change at any time. A deferral period and payment date must be irrevocably specified at election for each separate annual deferral. This deferral period must be at least two years in length, and the payment date can be any date on or after that point. Alternately, the payment can be tied to termination of employment, including retirement. The executive must also make an irrevocable election regarding payment terms, which may be either a lump sum, or in specified annual installments. Hardship withdrawals are available for unforeseeable emergency financial hardship situations, such as for an unexpected illness, accident or property loss. If a participant dies before receiving the full value of the deferral account balances, the designated beneficiary would receive the remainder of that benefit in the same payment form as originally specified (i.e., lump sum or installments). Executives are fully vested in their accounts and all amounts are immediately distributed upon a change in control of the company.

In the following table, we provide detailed information regarding accumulated amounts for our executives under our NQDC Plan.

Name	Executive Contributions in Last FY ($) (1)	Registrant Contributions in Last FY ($) (2)	Aggregate Earnings in Last FY ($) (3)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Bob Sasser	$0	$0	$0	$0	$0

Kent Kleeberger	58,062	0	14,117	0	125,258

Macon Brock	0	0	0	0	0

Gary Philbin	47,917	0	15,634	0	269,365

Bob Rudman	0	0	0	0	0

Footnotes to Non-Qualified Deferred Compensation Table:

(1)          Executives may defer a portion of their base salary and up to 100% of their annual incentive bonus into the NQDC Plan. The amounts contributed are included in their respective columns in the Summary Compensation Table.

(2)          We have not provided a match or other company-funded contribution, although the NQDC Plan allows us to do so.

(3)          Amounts deferred into the NQDC Plan are invested into select mutual funds, according to the instructions of the participating executive. Earnings shown reflect market gains and losses and may vary from year to year depending on the performance of the underlying funds.

Equity Compensation Plan Information

The following table summarizes information regarding shares issuable as of February 3, 2007, under our equity compensation plans, including the number of shares of common stock subject to options, restricted stock units, deferred shares and other rights granted to employees, consultants and members of our Board of Directors; the weighted-average exercise price of outstanding options; and the number of shares remaining available for future award grants under these plans. Additional information regarding our equity compensation plans can be found in footnote 9 of our consolidated financial statements included in our Annual Report on Form 10-K for fiscal year ended February 3, 2007.

Equity compensation plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Plans approved by security holders (1)	4,699,627	25.92	7,729,166
Plans not approved by security holders (2)	240,000	26.54	—
Total	4,939,627	25.96	7,729,166

(a)          Amounts represent outstanding options, restricted stock units and deferred (“phantom”) shares as of February 3, 2007.

(b)         Not included in the calculation of weighted average exercise price are (i) 456,777 restricted stock units and (ii) 16,808 deferred shares.

(c)          Amounts represent shares remaining available for future awards under all of our equity-based plans, including shares remaining under our Employee Stock Purchase Plan and our 2003 Director Deferred Compensation Plan.

(1)          Equity-based plans approved by our shareholders include: the Amended and Restated Stock Option Plan, the Stock

Incentive Plan, the Step Ahead Long-Term Incentive Plan (which expired in 2002), the 2003 Equity Incentive Plan, the 2003 Non-Employee Director Stock Option Plan, the 2003 Director Deferred Compensation Plan, the 2004 Executive Officer Equity Plan, and the 2005 Employee Stock Purchase Plan (which replaced a predecessor plan).

(2)          The 1998 Special Stock Option Plan was not submitted to shareholders for approval. We adopted this plan in 1998 to grant options to purchase shares to five former officers of 98 Cent Clearance Center who were serving as our employees or consultants following the merger. The options were granted in December 1998 as consideration for entering into non-competition agreements and a consulting agreement. The exercise price of each option equals the market price of our stock at the date of grant and each option’s maximum term is ten years. Options granted under this plan are fully vested as of fiscal year ended February 3, 2007.

Potential Payments upon Termination or Change of Control

As of February 3, 2007, we did not generally have arrangements with our named executive officers that provide for payments and benefits following termination of employment upon the occurrence of certain events in connection with a change in control, other than with Mr. Rudman as discussed below. However, we have an obligation to make payments and provide certain benefits to our named executive officers under some of our incentive plans resulting from termination of employment upon the occurrence of certain events such as a change of control or termination due to retirement, death or disability. Generally, these benefits are limited to the accelerated vesting of outstanding unvested equity awards, as further described under “Equity Compensation Plans” on page 33. (Also see “Change in Control Agreements” below for a discussion of new arrangements made in early 2007.)

The following tables summarize the benefits payable to each of our named executive officers upon certain termination events, as if the triggering event had occurred on the last day of fiscal year 2006. These tables include those items which would provide incremental value to the executive; in addition to the amounts shown, executives are entitled to receive compensation that has been outlined in previous tables, including salary through the date of termination, earned bonus (if any, and accumulated balances in the Non-Qualified Deferred Compensation Plan (if any).

Termination by Company “for cause”

In the event of termination “for cause,” generally defined as criminal misconduct, gross neglect of duties or violations of law or policy, no additional benefits are payable to any executive and vested but unexercised options are immediately forfeited.

Termination by Company without cause or by Executive for any reason, except in connection with a Change in Control

Name	Intrinsic Value of Unvested Options (1)	Unvested Stock Awards (2)	Unvested Performance-Based Stock Awards (3)	Other Severance		Total
Bob Sasser	$0	$0	$365,010	$0		$365,010
Kent Kleeberger	0	0	31,740	0		31,740
Macon Brock	0	0	0	30,000	(4)	30,000
Gary Philbin	0	0	31,740	0		31,740
Bob Rudman	0	0	31,740	325,000	(5)	356,740

(1)             In the event of termination by Dollar Tree without cause or by the executive for any reason, except in connection with a change in control, unvested options are cancelled. Options that vested previously remain exercisable for 90 days after termination, but not beyond the normal expiration date, usually ten years after grant. See the Outstanding Equity Awards Table for details.

(2)             In the event of termination by Dollar Tree without cause or by the executive for any reason, except in connection with a change in control, unvested stock awards are cancelled. RSUs that previously vested converted to common stock on their vesting and remain the property of the executive after termination.

(3)             This column reflects PSUs for which the performance measurements and service requirements had been met as of the end of the fiscal year but which had not yet been vested by action of the Compensation Committee. See the Outstanding Equity Awards Table for details.

(4)          For Mr. Brock, the amount shown reflects the amount we expect to pay each year possibly for the remainder of his lifteime, assuming we enter into a consulting agreement with him substantially similar to the agreements that we currently have with our other founders. The terms of any consulting arrangement may differ from our assumptions.

(5)          For Mr. Rudman, the amount shown represents the full amount payable under his severance agreement in effect at the end of the year, as described below.

Death, Disability or Retirement or Change in Control without Termination

Name	Intrinsic Value of Unvested Options (1)	Unvested Stock Awards (2)	Unvested Performance-Based Stock Awards (3)	Other Severance		Total
Bob Sasser	$122,100	$396,750	$365,010	$0		$883,860
Kent Kleeberger	50,875	165,334	349,140	0		565,349
Macon Brock	81,400	264,521	0	30,000	(4)	375,921
Gary Philbin	50,875	165,334	31,740	0		247,949
Bob Rudman	50,875	165,334	31,740	0	(5)	247,949

(1)             Under the terms of our outstanding option award agreements, unvested options vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of options in its discretion. The above amounts assume that, in all cases, unvested options become vested. All options, whether previously vested or accelerated by the triggering event, remain exercisable for periods ranging from 90 days (for awards prior to 2004) to three years (for awards since 2003), but not beyond the normal expiration date, usually ten years after grant. See the Outstanding Equity Awards Table for details.

(2)             Under the terms of our outstanding stock award agreements, unvested restricted stock units vest in full in the event of the executive’s death, disability or retirement. Upon a change in control, whether or not resulting in termination, the Compensation Committee may accelerate vesting of RSUs in its discretion. The above amounts assume that, in all cases, unvested RSUs become vested. RSUs convert to common stock on their vesting and remain the property of the executive after termination.

(3)             This column reflects PSUs for which the performance measurements had been met as of the end of the fiscal year but which had not yet been vested by action of the Compensation Committee. For Mr. Kleeberger, the amount shown includes PSUs for which the service requirement has not yet been met as of the end of the fiscal year. See the Outstanding Equity Awards Table for details.

(4)             For Mr. Brock, the amount shown reflects the amount we expect to pay each year, possibly for the remainder of his lifetime, assuming we enter into a consulting agreement with him substantially similar to the agreements that we currently have with our other founders. Such an agreement was not in effect at the end of the fiscal year; therefore, no consulting fees would have been payable in the event of his death or a change in control occurring at that time but are assumed to be payable in the event of his retirement as of the end of the year. The terms of any consulting arrangement may differ from our assumptions.

(5)             Mr. Rudman’s severance agreement does not provide for any payment in the event of death, disability or retirement or in the event of a change in control not resulting in termination. However, if Mr. Rudman terminates his employment for any reason (other than for cause or death, disability or retirement) after a change in control, he would be entitled to his normal severance of one year’s salary ($325,000 at the end of 2006).

Equity Compensation Plans

Each of the named executive officers has outstanding awards under our equity plans, including the 2004 Executive Officer Equity Plan, the 2003 Equity Incentive Plan and the 1995 Stock Incentive Plan. Each of our plans includes provisions that may accelerate awards made to a named executive officer under such plan if certain termination and change in control events occurred. Our equity incentive plans cover grants to the named executive officers and certain other associates and consultants of certain incentives and rewards, including stock options, stock appreciation rights, restricted stock, restricted stock units, deferred stock, performance shares and performance units.

All options issued under plans established prior to 2003 are already fully vested. Under the 2003 Equity Incentive Plan and the 2004 Executive Officer Equity Incentive Plan, which are the only two plans from which we currently make awards, accelerated vesting of equity awards upon a change in control is at the discretion of the Compensation Committee. “Change in control” is defined as:

•                    the sale, lease, exchange or other transfer of all or substantially all of our assets (in one transaction or in a series of related transactions) to a corporation that is not controlled by us,

•                    the approval by our shareholders of any plan or proposal for our liquidation or dissolution,

•                    a successful tender offer for our common stock, after which the tendering party holds more than 30% of our issued and outstanding common stock, or

•                    a merger, consolidation, share exchange, or other transaction to which we are a party pursuant to which the holders of all of the shares of our common stock outstanding prior to such transaction do not hold, directly or indirectly, at least 70% of the outstanding shares of the surviving company after the transaction.

Our plans also provide the Compensation Committee with discretion to make any payments or accelerate the vesting or payment of any award in the event of the death, disability or retirement of a named executive officer.  Generally, our award agreements provide for acceleration of vesting or the cancellation of forfeiture, and they provide for a mechanism for exercise or settlement within a reasonable time after death, disability or retirement.

Change in Control Agreements

At the end of the fiscal year, we had no agreements or arrangements providing for payment to our executives in the event of a change in control. In March 2007, as a part of its in-depth review of our compensation structure, the Compensation Committee established change-in-control retention agreements with certain executive officers, including the named executive officers (except the Chairman) that provide for payment in the event of a termination resulting from a change in control of the company. The Compensation Committee’s intent with these agreements is to take reasonable steps to retain key management personnel and to minimize disruption in the event of a change in control. Agreements were drafted and signed in March 2007 with the following provisions:

•                  Severance benefits would be paid upon a change in control only upon an executive’s termination without cause or resignation for good reason (as defined in the agreement) (commonly known as “double trigger”).

•                  Severance benefits include a multiple (2.5 times for the CEO, and 1.5 times for other named executive officers) of the combination of the highest rate of salary previously paid to the executive plus the average of the prior three years’ bonus amounts (with certain limits); a pro rata bonus for the year of termination; and medical continuation coverage for a limited period of time after termination.

•                  “Change in control” is defined to include (1) the change in incumbent directors; (2) acquisition of more than 30% of outstanding shares by one person or a group of affiliated persons; (3) a merger or consolidation; and (4) a liquidation and dissolution.

While no amounts would have been payable under the change in control agreements at February 3, 2007, if the agreements had been in place prior to such date, the named executive officers would have received approximately the following amounts, in addition to amounts already shown above:

Name	Change in Control Benefit (assumes plans were in place on February 3, 2007)
Bob Sasser	$2,475,000
Kent Kleeberger	834,000
Macon Brock	0
Gary Philbin	774,000
Bob Rudman	630,000

Severance Agreement

When he was hired in 2003, we entered into a Severance Agreement with Mr. Rudman that provides for the payment of one year’s salary in the event of his termination for any reason other than “cause,” death, disability or retirement. In exchange, Mr. Rudman agreed that, upon such termination and for the year during which he will receive payment, he will not compete with us in a similar retail effort, will not induce vendors to modify their dealings with us, and will not attempt to hire our employees. Upon his entry into a Change in Control Agreement with us, Mr. Rudman’s Severance Agreement was modified so that, if amounts would otherwise be payable to him under both agreements, no payment shall be made under the Severance Agreement and he will receive payment only under the Change in Control Agreement. The Amended and Restated Severance Agreement expires in May 2008.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review of transactions with related parties

Under our Code of Ethics, directors, officers and employees are required to disclose for approval any transactions, activities, interests or relationships that may create a conflict of interest (including financial transactions, investments and receipt of corporate gifts). The Audit Committee annually reviews related party transactions involving directors and named executive officers, questions regarding possible conflicts of interest, and other issues related to ethical business practices.  This review of related party transactions is not subject to a written policy.

Leases

We lease two stores from DMK Associates, a partnership owned by members of Mr. Perry’s and Mr. Brock’s families. Rental payments to DMK Associates, including pass-through of common area maintenance, taxes, insurance and utilities, totaled approximately $182,000 in 2006.  One of the two store leases with DMK Associates expires in November 2007, with one four-year renewal option. The other store lease expires in March 2010, with a seven-year renewal option.  While we believe that the terms of these leases are reasonable, their respective terms were not negotiated on an arms-length basis.

Other Transactions

The son of Bob Sasser, our CEO, is an account executive with an office supply company which provides us with certain items for all of our locations, including the Store Support Center, Distribution Centers and stores. During fiscal year 2006, the supply company received approximately $477,000 in payment for goods provided.  We believe Mr. Sasser’s son does not have a financial interest in the amounts we paid to the supply company.  This relationship arose in the ordinary course of our business, with terms comparable to those received from other vendors.

OWNERSHIP OF COMMON STOCK

The table below shows the number of shares of our common stock beneficially owned on April 20, 2007 by:

•                  each of the Directors and nominees for director;

•                  each of the Named Executive Officers;

•                  all Directors and Executive Officers as a group; and

•                  each other person who has reported beneficial ownership of more than five percent of the outstanding common stock.

The address of each Director and Executive Officer of Dollar Tree is c/o Dollar Tree Stores, Inc., 500 Volvo Parkway, Chesapeake, Virginia 23320. Percentage computations are based on 97,506,898 shares of our stock outstanding as of April 20, 2007.

	Beneficial Ownership (1)
	Shares		Percent
Directors and Executive Officers
Macon F. Brock, Jr.	1,951,048	(2)	2.0%
Mary Anne Citrino	0	(3)	*
H. Ray Compton	154,259	(4)	*
Richard G. Lesser	74,719	(5)	*
John F. Megrue	58,000	(6)	*
J. Douglas Perry	1,156,460	(7)	1.2%
Bob Sasser	83,656	(8)	*
Thomas A. Saunders, III	1,109,174	(9)	1.1%
Eileen R. Scott	18,000	(10)	*
Thomas E. Whiddon	16,000	(11)	*
Alan L. Wurtzel	60,613	(12)	*
Kent A. Kleeberger	62,894	(13)	*
Gary M. Philbin	50,884	(14)	*
Robert H. Rudman	7,871	(15)	*
All current Directors and Executive Officers (14 persons)	4,803,578		4.9%

Other 5% Shareholders
FMR Corp.	10,192,222	(16)	10.5%
82 Devonshire Street
Boston, MA 02109
Cramer Rosenthal McGlynn, LLC	6,310,623	(17)	6.5%
520 Madison Avenue
New York, NY 10022
Barclays Group.	5,923,541	(18)	6.1%
45 Fremont Street
San Francisco, CA 94105
Capital Guardian Trust Company	5,873,600	(19)	6.0%
11100 Santa Monica Boulevard
Los Angeles, CA 90025

*                    less than 1%

(1)             As used in this table, “beneficial ownership” means the sole or shared power to vote or direct the voting or to dispose or direct the disposition of any security. A person is deemed as of any date to have “beneficial ownership” of any security that such person has a right to acquire within 60 days after such date. Any security that any person named above has the right to acquire within 60 days is deemed to be outstanding for purposes of calculating the ownership percentage of such person, but is not deemed to be outstanding for purposes of calculating the ownership percentage of any other person.

(2)             Includes 222,930 shares owned by trusts for the benefit of certain Brock family members, of which Mr. Brock is a trustee, 30,000 shares owned by a private foundation over which Mr. Brock and his wife, Joan P. Brock, exercise shared control, and 326,668 shares issuable upon exercise of stock options or vesting of restricted stock units, but excludes 697,721 shares owned by Mr. Brock’s wife.

(3)             Excludes 5,939 deferred shares acquired through a deferred compensation plan.

(4)             Includes 113,259 shares owned by a trust for the benefit of certain Compton family members, over which Mr. Compton may indirectly exercise investment or voting power and 6,000 shares issuable upon exercise of stock options.

(5)             Represents 74,719 shares issuable upon exercise of stock options, but excludes 4,403 deferred shares acquired through a deferred compensation plan.

(6)             Includes 18,000 shares issuable upon exercise of stock options, but excludes 3,177 deferred shares acquired through a deferred compensation plan.

(7)             Includes 611,246 shares owned by trusts for the benefit of certain Perry family members, of which Mr. Perry is a trustee, 100,000 shares owned by a private foundation over which Mr. Perry and his wife, Patricia W. Perry, exercise shared control, and 56,250 shares issuable upon exercise of stock options, but excludes 10,000 shares owned by Mr. Perry’s wife, 87,000 shares owned by a trust of which Mrs. Perry is a trustee and 557 deferred shares acquired through a deferred compensation plan.

(8)             Includes 52,500 shares issuable within 60 days upon exercise of stock options or vesting of restricted stock units, but excludes 120,000 shares underlying otherwise unvested stock options or restricted stock units.

(9)             Includes 21,252 shares owned by irrevocable trusts for the benefit of certain Saunders family members, of which Mr. Saunders is a trustee, and 43,893 shares issuable upon exercise of stock options.

(10)       Represents 18,000 shares issuable upon exercise of stock options, but excludes 3,254 deferred shares acquired through a deferred compensation plan.

(11)       Includes 12,000 shares issuable upon exercise of stock options.

(12)       Includes 18,863 shares held in a revocable trust of which Mr. Wurtzel is a trustee, 5,000 shares held in a private foundation over which Mr. Wurtzel exercises control, and 36,750 shares issuable upon exercise of stock options, but excludes 1,673 deferred shares acquired through a deferred compensation plan.

(13)       Includes 57,708 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 37,460 shares underlying otherwise unvested stock options or restricted stock units.

(14)       Includes 46,708 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 38,960 shares underlying otherwise unvested stock options or restricted stock units.

(15)       Includes 5,208 shares issuable within 60 days upon exercise of stock options or the vesting of restricted stock units, but excludes 37,460 shares underlying otherwise unvested stock options or restricted stock units.

(16)       Includes shares held or controlled by FMR Corp. and its affiliates, including Fidelity Management & Research Company, Fidelity Management Trust Company, Edward C. Johnson 3rd and Abigail P. Johnson.  Based on Schedule 13G/A filed by FMR Corp. for the period ended December 2006.

(17)       Includes shares held or controlled by Cramer Rosenthal McGlynn, LLC (“CRM”).  Based on Schedule 13G filed by CRM for the period ended December 2006.

(18)       Includes shares held or controlled by Barclays Global Investors N.A. (“Barclays”) and its affiliates, including Barclays Global Investors N.A., Barclays Global Fund Advisors, Barclays Global Investors Ltd., and Barclays Global Investors Japan Trust and Banking Company Limited. Based on Schedule 13G filed by Barclays for the period ended December 2006.

(19)       Includes shares held or controlled by Capital Guardian Trust Company (“CGTC”) and its affiliates, including Capital Group International, Inc. Based on Schedule 13G/A filed by CGTC for the period ended December 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, officers and persons who own more than 10% of our stock to file reports of ownership and changes in ownership of our stock with the Securities and Exchange Commission and NASDAQ, and to provide us with copies of these reports.

SEC regulations require us to identify anyone who filed a required report late during the most recent fiscal year. Based solely on our review of the reports and written representations furnished to us, we believe that all of these reporting persons complied with their filing requirements for 2006, except for the following items which were inadvertently filed late: a Form 4 reportable transaction in connection with a party related to Mr. Brock; a Form 4 transaction by Mr. Brock; a Form 4 transaction by Mr. Rudman; and two Form 4 transactions by Mr. Philbin.

SHAREHOLDER PROPOSAL

The California Public Employees’ Retirement System (“CalPERS”) has advised us that they intend to present the following shareholder proposal at the annual meeting. We will furnish the address and share ownership of the proponent upon request.

“RESOLVED, that the shareowners of the Dollar Tree Stores, Inc. (“Company”) urge the Company to take all steps necessary, in compliance with applicable law, to remove the supermajority vote requirements in its Articles of Incorporation and By-Laws, including but not limited to, the supermajority vote requirements necessary to declassify the board of directors, remove a director for cause, or allow shareowners to call a special meeting.”

SUPPORTING STATEMENT

“Is accountability by the Board of Directors important to you as a shareowner of the Company? As a trust fund with more than 1.4 million participants, and as the owner of approximately 1 million shares of the Company’s common stock, the California Public Employees’ Retirement System (CalPERS) thinks accountability is of paramount importance. This is why we are sponsoring this proposal which, if passed, would make the Company more accountable to shareowners by removing supermajority requirements that, among other things, make it very difficult to declassify the board of directors, remove a director for cause, or allow shareowners to call a special meeting.

As it currently stands, the affirmative vote of more than two-thirds of all the votes entitled to be cast is required to make the necessary changes to the company’s governing documents in order to declassify the board of directors, remove a director for cause, or allow shareowners to call a special meeting. When you consider abstentions and broker non-votes, such a supermajority vote can be almost impossible to obtain. For example, a proposal to declassify the board of directors filed at Goodyear Tire & Rubber Company failed to pass even though approximately 90% of votes cast were in favor of the proposal. While it is often stated by corporations that the purpose of supermajority requirements is to provide corporations the ability to protect minority shareowners, supermajority requirements are most often used, in CalPERS’ opinion, to block initiatives opposed by management and the board of directors but supported by most shareowners.

CalPERS believes that corporate governance procedures and practices, and the level of accountability they impose, are closely related to financial performance. CalPERS also believes that shareowners are willing to pay a premium for shares of corporations that have excellent corporate governance, as illustrated by a recent study by McKinsey & Co. If the Company were to remove its supermajority requirements, it would be a strong statement that this Company is committed to good corporate governance and its long-term financial performance.

We urge your support FOR this proposal.”

OUR RESPONSE TO THE SHAREHOLDER PROPOSAL

The Dollar Tree Board of Directors has seriously considered the proposal concerning simple majority voting and strongly believes it is NOT in the best interests of the corporation and our shareholders.  The Board recommends a vote AGAINST the proposal.

As permitted by Virginia law, our articles of incorporation have long provided that the vote of holders of two-thirds of our outstanding shares must approve a few fundamental changes involving the corporation. Such a vote is required to amend certain provisions of the by-laws or articles of incorporation, including those regarding:

•                    the number of directors and the classified nature of our Board;

•                    the removal of directors;

•                    the provisions of the Bylaws for calling and conducting the annual meeting of shareholders or any special meeting of shareholders; and

•                    the nomination of directors.

Contrary to the proponent’s belief, these limited supermajority voting requirements are not intended to entrench management or reduce shareholder accountability.  Rather, by protecting certain fundamental elements of our corporate governance, the requirements provide the Board of Directors (a majority of whom are independent under NASDAQ standards) with important tools for charting our strategic course.  They provide for an orderly, deliberative process for nominating directors and conducting meetings and encourage any potential acquirer to negotiate with the Board of Directors to reach terms that are fair and provide the best results for all shareholders. By design, these provisions guard against self-interested actions by one or a few large shareholders and allow the Board to preserve and maximize long-term value for all shareholders.

The supermajority requirements do not preclude changes to the protected corporate governance provisions, but they do ensure that fundamental changes in our governance structure can only be made through a broad consensus. Today’s market subjects public companies to increasingly rapid turnover in their shareholder base.  We believe our articles and by-laws properly prevent radical changes in our form of corporate governance without approval from a fair cross-section of our corporate ownership.

The Board of Directors is fully committed to a reasonable and balanced structure for good corporate governance. As discussed elsewhere in this Proxy Statement, the Board has significantly strengthened our corporate governance practices.  To this end, they have:

•                    formed a Nominating and Corporate Governance Committee composed entirely of independent directors, adopted a comprehensive charter for the committee, and added to its responsibilities over time;

•                    adopted Corporate Governance Guidelines, available on our website, that outline the responsibilities of our Board, as well as director stock ownership guidelines;

•                    created the position of and appointed a lead independent director; and

•                    adopted a policy requiring a director who does not receive a majority of votes cast in an uncontested director election to submit his or her resignation.

The Board will continue to evaluate additional measures that may be taken to ensure that we are governed in a manner that will best facilitate our growth and increase shareholder value.  As part of this process, the Nominating and Corporate Governance Committee has been directed to review the supermajority requirements and other governance provisions regularly to ensure they continue to operate in the best interests of our shareholders.

The independent Nominating and Corporate Governance Committee and the entire Board of Directors have carefully considered the arguments for and against the wholesale elimination of our supermajority voting requirements. They have concluded that certain fundamental changes require the protection of supermajority approval.  They strongly oppose any proposal to remove all such protections.

THE BOARD OF DIRECTORS RECOMMENDS THAT
YOU VOTE “AGAINST” THIS PROPOSAL.

OTHER MATTERS

Our Principal Accountants

KPMG LLP serves as our independent auditor, and audited our consolidated financial statements for the fiscal year ended February 3, 2007. A representative of KPMG will be present at the 2007 Annual Meeting of Shareholders. The representative will have the opportunity to make a statement and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm Fees

The table below shows the aggregate fees billed by our principal accountants for professional services rendered in connection with the audit of our annual financial statements set forth in our Annual Report on Form 10-K for the fiscal years ended February 3, 2007 and January 28, 2006; the audit of our management’s assessment of our internal control over financial reporting as of February 3, 2007; and the review of our unaudited quarterly financial statements set forth in our Quarterly Reports on Form 10-Q for each of our fiscal quarters during 2006 and 2005, as well as fees paid to our principal accountants for audit-related work, tax compliance, tax planning and other services:

	Fiscal 2006	Fiscal 2005
Audit fees	$1,431,000	$1,314,000
Audit-related fees (a)	9,000	8,000
Tax fees (b)	0	28,000
All other fees	0	0
Total fees	1,440,000	1,350,000

(a)             Audit-related fees consist of fees for services related to the audit of financial statements of our employee benefit plan.

(b)            Tax fees consist of fees for tax consultation and tax compliance services.

We did not engage our principal accountants to provide any professional services in connection with operating our information systems or designing or implementing hardware or software that aggregates source data underlying the financial statements or generates information that is significant to the company’s financial statements taken as a whole.

All audit work performed by KPMG is approved in advance by our Audit Committee, including the amount of fees due and payable to them for such work. In addition, our Audit Committee also approves all non-audit related work performed by KPMG in advance of the commencement of such work. Our Audit Committee has delegated to the chairman of the committee the right to approve such non-audit related assignments between meetings of the committee, and the chairman then reports on all such approvals at the next meeting of the committee, which considers ratification of such approvals by the committee chairman. In 2006, all services provided by KPMG were approved by our Audit Committee in advance of the performance of work by KPMG.

The Audit Committee of our Board has determined that the non-audit services rendered by our independent accountants during our most recent fiscal year are compatible with maintaining their independence.

Copies of Form 10-K Available

We will provide a copy of our Annual Report on Form 10-K for our fiscal year ended February 3, 2007, as filed with the Securities and Exchange Commission, which includes our consolidated financial statements and notes to our financial statements, to any shareholder upon written request. The exhibits to the Form 10-K will be furnished upon request and payment of the cost of reproduction.  Requests should be sent to the Corporate Secretary, at our corporate offices, 500 Volvo Parkway, Chesapeake, Virginia 23320.  Our SEC filings, including exhibits, are also available online at our company website, www.DollarTree.com, under the heading “Investor Relations.”

By order of the Board of Directors,

James A. Gorry, III

Corporate Secretary

Chesapeake, Virginia
May 17, 2007

DOLLAR TREE STORES, INC.
500 Volvo Parkway
Chesapeake, Virginia 23320

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
For Annual Meeting, June 21, 2007

The undersigned hereby appoints Macon F. Brock, Jr. and James A. Gorry, III, jointly and severally, each with full power of substitution, as proxies to represent the undersigned at the Annual Meeting of Shareholders of DOLLAR TREE STORES, INC. to be held at 3800 Pacific Avenue, Virginia Beach, Virginia, on Thursday, June 21, 2007 at 10:00 a.m. local time, and at any adjournment thereof, on any matters coming before the Meeting.

Please specify your choice by marking the appropriate box for each matter on the reverse side. Any boxes not marked will be voted in accordance with the recommendations of the Board of Directors. The Proxies cannot vote your shares unless you sign and return this card.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

This proxy, when properly executed, will be voted in the manner directed herein and authorizes the Proxies to take action in their discretion upon other matters that may properly come before the Meeting. If no direction is made, this proxy will be voted FOR the election of three Class III directors and AGAINST the shareholder proposal described in the proxy statement, if properly presented at the Meeting.

1.	Election of Directors
	Class III Nominees:	H. RayCompton	Bob Sasser	Alan L. Wurtzel

	[ ] FOR	[ ] WITHHELD	[ ] FOR, except withheld from the following nominees:

2.	Shareholder Proposal
	[ ] FOR	[ ] AGAINST	[ ] ABSTAIN

CHANGE OF ADDRESS:
NAME OF SHAREHOLDER
STREET ADDRESS
CITY, STATE AND ZIP CODE

Signature(s):				Date:
Signature(s):				Date:

Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.